Exhibit 99.1

Certain Definitions

Set forth below are certain defined terms used herein. References to “T Mobile,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. together with its direct and indirect domestic subsidiaries, including T-Mobile USA and its subsidiaries.

“BCA Transactions” means (i) the merger of Galaxy Investment Holdings, Inc. a Delaware corporation, and Starburst I, Inc., a Delaware corporation with and into Huron Merger Sub LLC, a Delaware limited liability company (“T-Mobile Merger Company”), with T-Mobile Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile US and (ii) the merger of Superior Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of T-Mobile Merger Company, with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned indirect subsidiary of T-Mobile US, which mergers were consummated immediately sequentially on April 1, 2020 (the “Closing Date”).

“Business Combination Agreement” means the Business Combination Agreement, dated as of April 29, 2018 (such agreement, together with all schedules and exhibits thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among T-Mobile US, Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint, Starburst I, Inc., Galaxy Investment Holdings, Inc., and for the limited purposes set forth therein, Deutsche Telekom, Deutsche Telekom Holding B.V., and SoftBank.

“Consent Decree” means the proposed final judgment by the DOJ agreed to by T-Mobile, Deutsche Telekom, Sprint, SoftBank and Dish.

“Deutsche Telekom” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“DISH” means Dish Network Corporation.

“Divestiture Transaction” means the planned divestiture of Sprint’s Boost Mobile and Sprint prepaid wireless brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Telecommunications Company and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets (the “Boost Assets”) to DISH and ongoing commercial and transition services arrangements to be entered into in connection with such divestiture.

“DOJ” means the U.S. Department of Justice.

“FCC” means the Federal Communications Commission.

“Financing Matters Agreement” means the Financing Matters Agreement, dated as of April 29, 2018 between Deutsche Telekom and T-Mobile USA.

“GAAP” means U.S. Generally Accepted Accounting Principles.

 “Indenture” means the indenture among Parent, T-Mobile USA, the other guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and collateral agent, as supplemented separately by a supplemental indenture for each series of Notes.

“LIBOR” means the London Inter-Bank Offered Rate.

“Merger” means the merger of Sprint with and into a subsidiary of Parent pursuant to the Business Combination Agreement, and the further contribution of 100% of the equity of Sprint to T-Mobile USA, which resulted in Sprint becoming a wholly-owned subsidiary of T-Mobile USA as of the Closing Date.

“MVNOs” means Mobile Virtual Network Operator.

“Parent” or “T-Mobile US” means T-Mobile US, Inc., a Delaware corporation.

“SEC” means the U.S. Securities and Exchange Commission.

“Sprint” means Sprint Corporation, a Delaware corporation.

“SoftBank” means SoftBank Group Corp., a Japanese kabushiki kaisha.

“SoftBank Letter Agreement” means the Letter Agreement, dated February 20, 2020, among T-Mobile US, SoftBank and Deutsche Telekom.

“Sprint Debt Assumptions” means (i) the guarantee by Parent and T-Mobile USA on an unsecured basis of the obligations under the Existing Sprint Unsecured Notes and (ii) the guarantees of T-Mobile and certain of its subsidiaries of the Existing Sprint Spectrum Lease.

“Sprint Debt Repayments” means collectively, (a) the repayment of the outstanding amounts under the Credit Agreement, dated as of February 3, 2017, as amended, by and among Sprint Communications, Inc., as borrower, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (the “Sprint Secured Term Loan Facility”), (b) the repayment of amounts outstanding under (1) the Third Amended and Restated Receivables Sale and Contribution Agreement, dated as of June 29, 2018, as amended, by and among Sprint Spectrum L.P., as servicer, and certain Sprint Corporation subsidiaries, as originators and sellers, and certain special purpose entities, as purchasers and (2) the Third Amended and Restated Receivables Purchase Agreement, dated as of June 29, 2018, as amended, by and among Sprint Spectrum L.P., as servicer, certain Sprint Corporation special purpose entities, as sellers, certain commercial paper conduits and financial institutions from time to time party thereto, as purchaser agents, and Mizuho Bank, Ltd., as administrative agent and collateral agent (collectively, the “Sprint Accounts Receivable Facility”), (c) the redemption of the 7.250% Guaranteed Notes due 2028 of Sprint and (d) the repayments of certain other indebtedness of Sprint and its subsidiaries, each of which was consummated on the Closing Date in connection with the BCA Transactions.

“T-Mobile Debt Repayments” means collectively, (a) the repayment of outstanding amounts under and termination of T-Mobile’s $4.0 billion secured term loan facility under the Term Loan Credit Agreement, dated November 9, 2015, among T-Mobile USA, as borrower, the Company, as a guarantor, the other guarantors party thereto, DB, as administrative agent and Deutsche Telekom, as lender, as amended (the ‘‘2015 T-Mobile Secured Term Loan Facility’’) with no prepayment premium or penalty, (b) the repayment of outstanding amounts under and termination of T-Mobile’s three-year $1.0 billion senior unsecured revolving credit agreement with Deutsche Telekom, as administrative agent and lender (the ‘‘2016 T-Mobile Unsecured Revolving Credit Facility’’) and T-Mobile’s three-year $1.5 billion senior secured revolving credit agreement with Deutsche Telekom, as administrative agent, collateral agent and lender (the ‘‘2016 T-Mobile Secured Revolving Credit Facility,’’ and together with the 2016 T-Mobile Unsecured Revolving Credit Facility, the ‘‘2016 T-Mobile Revolving Credit Facilities’’) with no prepayment premium or penalty and (c) the repurchased, at par plus accrued and unpaid interest, our 5.300% Notes due 2021 and 6.000% Notes due 2024, the amounts outstanding under which facilities and notes were owed to Deutsche Telekom and (c) the repurchase, at par plus accrued and unpaid interest, of T-Mobile’s 5.300% Notes due 2021 and 6.000% Notes due 2024 the amounts outstanding under which facilities and notes are owed to Deutsche Telekom, both of which were consummated on the Closing Date in connection with the BCA Transactions, each of which was consummated on the Closing Date in connection with the BCA Transactions.

“T-Mobile Maturity Amendments” means the amendment of the maturity dates applicable to applicable to the 5.125% Senior Notes due 2025-1 and the 5.375% Senior Notes due 2027-1 from April 15, 2025 to April 15, 2021 and from April 15, 2027 to April 15, 2022, respectively.

“T-Mobile USA” means T-Mobile USA, Inc. a Delaware corporation and wholly owned subsidiary of Parent.

“Transactions” means, collectively, (i) the consummation of the Merger, (ii) the other BCA Transactions, (iii) the contribution by Parent of Sprint to T-Mobile USA, or consummation of another transaction by which Sprint becomes a direct or indirect wholly-owned subsidiary of the Company, (iv) the entry into and borrowings under the Bridge Credit Agreement and the Credit Agreement, the issuance of any Notes and such repayment of outstanding amounts under the Bridge Credit Agreement, (v) the T-Mobile Debt Repayments, (vi) the Sprint Debt Repayments, (vii) the Sprint Debt Assumptions and (viii) the T-Mobile Maturity Amendments.

Pro Forma Net Leverage Ratios

The following pro forma net leverage ratio calculations assume we had incurred the $23.0 billion of new indebtedness reflected in the pro forma financial statements at the interest rates assumed in the pro forma financial statements ($19.0 billion of borrowings under a secured Bridge Credit Agreement bearing interest at an assumed rate of 2.62% per annum and a $4.0 billion secured term loan facility bearing interest at an assumed rate of 4.37% per annum), and used the proceeds in the manner contemplated by the pro forma financial statements. See “Unaudited Pro Forma Condensed Combined Financial Information.”

We intend to refinance the secured Bridge Credit Agreement through the issuance of long-term debt securities, through one or more private offerings. Our actual interest expense will be based on market conditions, and accordingly may differ, perhaps substantially, from the interest expense reflected in our pro forma financial statements.

The pro forma net leverage ratio (net debt, excluding tower obligations and operating lease liabilities, to Adjusted EBITDA for the last twelve months) is calculated as follows:

As of December 31, 2019
(in millions)
Short-term debt	$21,378
Short-term financing lease liabilities	965
Long-term debt	41,592
Long-term debt to affiliates	5,943
Financing lease liabilities	1,360
Less: Cash and cash equivalents	(7,816)
Less: Fair value adjustment of Sprint debt assumed(1)	(2,670)
Pro forma net debt (excluding tower obligations and operating lease liabilities)	$60,752
Divided by: Last twelve months Pro forma Adjusted EBITDA(2)	$23,946
Pro forma net debt (excluding tower obligations and operating lease liabilities) to last twelve months Adjusted EBITDA ratio	2.5

The pro forma secured net leverage ratio (net secured debt, excluding tower obligations and operating lease liabilities, to Adjusted EBITDA for the last twelve months) is calculated as follows:

As of December 31, 2019
(in millions)
Short-term debt	$21,378
Short-term financing lease liabilities	965
Long-term debt	41,592
Long-term debt to affiliates	5,943
Financing lease liabilities	1,360
Less: Cash and cash equivalents	(7,816)
Less: Unsecured debt(1)	(40,598)
Less: Fair value adjustment of Sprint secured debt assumed(1)	(365)
Pro forma secured net debt (excluding tower obligations and operating lease liabilities)	$22,459
Divided by: Last twelve months Pro forma Adjusted EBITDA(2)	$23,946
Pro forma secured net debt (excluding tower obligations and operating lease liabilities) to last twelve months Adjusted EBITDA ratio	0.9

(1)
The pro forma adjustment of approximately $2.7 billion for the fair value of Sprint debt assumed has been excluded from the pro forma net leverage and pro forma secured net leverage ratios. For further information on the pro forma adjustment, see “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)
Adjusted EBITDA represents earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile’s operating performance.

Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of T-Mobile’s operations. T-Mobile uses Adjusted EBITDA internally as a measure to evaluate and compensate personnel and management for their performance, and as a benchmark to evaluate operating performance in comparison to competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP.

The following table illustrates the calculation of pro forma Adjusted EBITDA and reconciles pro forma Adjusted EBITDA to pro forma net income, which T-Mobile considers to be the most directly comparable GAAP financial measure.

Year Ended December 31, 2019
(in millions)
Pro Forma Net Income(a)	$4,094
Adjustments:
Interest expense	3,693
Interest expense to affiliates	42
Interest income	(127)
Other expense, net	41
Income tax expense	1,406
Operating income	9,149
Adjustments:
Depreciation and amortization	12,156
Stock-based compensation:	551
Other, net(b)	2,090
Pro forma Adjusted EBITDA	$23,946

(a)
The pro forma net income for the year ended December 31, 2019 was prepared using T-Mobile’s historical net income for the year ended December 31, 2019 and Sprint’s historical net income for the last twelve months ended December 31, 2019. T-Mobile’s historical net income for the year ended December 31, 2019 was derived from the audited consolidated statement of operations for the year ended December 31, 2019. Sprint’s historical net income for the last twelve months ended December 31, 2019 was derived by subtracting Sprint’s unaudited historical condensed consolidated statement of operations for the nine months ended December 31, 2018 from Sprint’s audited historical consolidated statement of operations for the year ended March 31, 2019 and adding Sprint’s unaudited historical condensed consolidated statement of operations for the nine months ended December 31, 2019. The pro forma adjustments for the year ended December 31, 2019 were derived from the reclassification, financing, and pro forma adjustments from the “Unaudited Pro Forma Condensed Combined Financial Information” section included herein for the year ended December 31, 2019. The pro forma net income for the year ended December 31, 2019 was derived by adding T-Mobile’s historical net income for the year ended December 31, 2019 to Sprint’s historical net income for the last twelve months ended December 31, 2019, and adding the reclassification, financing, and pro forma adjustments for the year ended December 31, 2019.

(b)	Other, net primarily includes a non-cash goodwill impairment charge of $2.0 billion recorded by Sprint during the first quarter of 2019 as a result of Sprint’s annual goodwill impairment assessment.

Recent Developments

We have been closely monitoring the latest developments around coronavirus disease 2019 (COVID-19) and its impact globally. We closed 80% of our stores as of March 17, 2020, and we are planning to potentially reopen a number of stores throughout the month of April predicated on safe and healthy operating environments and where allowed by local and state mandates and orders. The stores that currently remain open are generally operating on reduced schedules from 10 a.m. to 6 p.m. local time.

As we focus on our community and do our part to stop COVID-19 from spreading, we continue to evaluate the impact of COVID-19 on our business and operations, including the effect of state, local and federal government guidelines to reduce the spread of COVID-19 such as travel restrictions. In addition, COVID-19 has impacted, and will continue to impact, the demand for our products and services, the ways in which our customers use our products and services and our suppliers’ and vendors’ ability to provide products and services to us.

Due to the uncertainty surrounding the magnitude and duration of COVID-19, we are unable at this time to predict the impact of COVID-19 on our liquidity, financial condition and results of operations, but the impact could be material.

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following summary unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of December 31, 2019 and the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines the audited historical consolidated balance sheet of T-Mobile as of December 31, 2019 and unaudited historical consolidated balance sheet of Sprint as of December 31, 2019, giving effect to (1) the Transactions as if they had been completed on December 31, 2019 and (2) the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial information included herein. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2019 give effect to (1) the Transactions as if they had been completed on January 1, 2019, the beginning of T-Mobile’s most recently completed fiscal year and (2) the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial information included herein. The summary unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. Actual results may differ materially from the assumptions within the accompanying summary unaudited pro forma condensed combined financial information. The following summary unaudited pro forma condensed combined financial data should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included herein.

Year Ended December 31, 2019
(in millions)
Pro Forma Condensed Combined Statement of Operations Data
Total revenues	$ 71,263
Operating income	9,149
Net income	4,094
As of December 31, 2019
(in millions)
Pro Forma Condensed Combined Balance Sheet Data
Cash and cash equivalents	$7,816
Total assets	183,969
Debt(1)	71,238
Total stockholders’ equity	62,753

(1)	Consists of short-term debt, short-term financing lease liabilities, long-term debt, long-term debt to affiliates and financing lease liabilities.

RISK FACTORS

Risks Related to the Business of the Combined Company

Although we expect that the BCA Transactions will result in synergies and other benefits, those synergies and benefits may not be realized in the amounts anticipated, or at all, or may not be realized within the expected time frame, and risks associated with the foregoing may increase as a result of the extended delay in the completion of the BCA Transactions.

Our ability to realize the anticipated benefits of the BCA Transactions will depend, to a large extent, on the combined company’s ability to integrate our and Sprint’s businesses in a manner that facilitates growth opportunities and achieves the projected standalone cost savings and revenue growth trends identified by each company without adversely affecting current revenues and investments in future growth. In addition, some of the anticipated synergies are not expected to occur for a significant time period following the completion of the BCA Transactions and will require substantial capital expenditures in the near term to be fully realized.

Estimated synergies were projected by T-Mobile’s management based in part on discussions with Sprint management to result from the BCA Transactions and be realized by the combined company on a run-rate basis by the end of the fiscal year ended December 31, 2026, assuming that the closing of the BCA Transactions had occurred by December 31, 2018. The initial synergy assessment was prepared by T-Mobile’s management (in the case of the combined company forecasts and the estimated synergies, based in part on discussions with Sprint management) for internal planning purposes prior to and during April 2018. Significant adjustments have been made to the analysis since April 2018 due to the prolonged approval process, stand-alone company performance deviation, unanticipated concessions and asset divestitures and other commitments in connection with the regulatory approvals for the BCA Transactions and the DISH MVNO arrangement. In addition, T-Mobile management’s forecasting was constrained by legal limitations prohibiting access to certain Sprint financial data and other pertinent business information. Moreover, delays experienced in the completion of the BCA Transactions may delay, reduce or eliminate the anticipated synergies and other benefits of the BCA Transactions, including as a result of the delay in the integration of, or inability to integrate, the networks of T-Mobile and Sprint to launch a broad and deep nationwide 5G network and increased costs and expenses incurred by T-Mobile and Sprint during the pendency of the BCA Transactions. Even if the combined company is able to integrate the two companies successfully, the anticipated benefits of the BCA Transactions, including the expected synergies and network benefits, may not be realized fully or at all or may take longer to realize than expected.

Our business and Sprint’s business may not be integrated successfully or such integration may be more difficult, time consuming or costly than expected. Operating costs, customer loss and business disruption, including difficulties in completing the Divestiture Transaction, satisfying all of the Government Commitments and maintaining relationships with employees, customers, suppliers or vendors, may be greater than expected. Revenues may be lower than expected.

The combination of two independent businesses is complex, costly and time-consuming and may divert significant management attention and resources to combining our and Sprint’s business practices and operations. This process, as well as the Divestiture Transaction and the Government Commitments, may disrupt our businesses or otherwise impact our ability to compete. The failure to meet the challenges involved in combining our and Sprint’s businesses and to realize the anticipated benefits of the BCA Transactions could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect the results of operations of the combined company. The overall combination of our and Sprint’s businesses, the completion of the Divestiture Transaction and compliance with the Government Commitments may also result in material unanticipated problems, expenses, liabilities, competitive responses and impacts, and loss of customer and other business relationships. The difficulties of combining the operations of the companies, completing the Divestiture Transaction and satisfying all of the Government Commitments include, among others:

In connection with the required approval for the BCA Transactions, we have agreed to significant actions and conditions, including the Divestiture Transaction, the Consent Decree, the proposed commitments contained in the ex parte presentation filed with the Secretary of the FCC, which we and Sprint announced on May 20, 2019 (the “FCC Commitments”), and commitments and undertakings we have entered into with governmental authorities at the federal and state level (collectively, with the Consent Decree, the FCC Commitments and any other commitments or undertakings that we have entered into or may in the future enter into (including but not limited to those we have made to certain states and nongovernmental organizations), the “Government Commitments”).

•	the diversion of management attention to integration matters;
•
difficulties in integrating operations and systems, including intellectual property and communications systems, administrative and information technology infrastructure and financial reporting and internal control systems;

•	challenges in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;
•
the material weakness in Sprint’s internal controls over financial reporting and differences in control environments and cultures, and the potential identification of other material weaknesses while we work to integrate the companies and align guidelines, principles and practices;

•	alignment of key performance measurements may result in a greater need to communicate and manage clear expectations while we work to integrate the companies and align guidelines and practices;
•	difficulties in integrating employees and attracting and retaining key personnel;
•	challenges in retaining existing customers and obtaining new customers;
•	difficulties in achieving anticipated cost savings, synergies, accretion targets, business opportunities, financing plans and growth prospects from the combination;
•	difficulties in managing the expanded operations of a significantly larger and more complex company;
•	the impact of the additional debt financing expected to be incurred in connection with the BCA Transactions;
•	the transition of management to the combined company management team, and the need to address possible differences in corporate cultures and management philosophies;
•
challenges in managing the divestiture process for the Divestiture Transaction and the ongoing commercial and transition services arrangements to be entered into in connection with the Divestiture Transaction;

•	known or potential unknown liabilities arising in connection with the Divestiture Transaction that are larger than expected;
•
an increase in competition from DISH and other third parties that DISH may enter into commercial agreements with, who are significantly larger than we are and enjoy greater resources and scale advantages as compared to us;

•
difficulties in satisfying the large number of Government Commitments in the required timeframes and cost incurred in the tracking and monitoring of them, including the network build-out obligations under the Government Commitments;

•	known or potential unknown liabilities of Sprint that are larger than expected; and
•	other potential adverse consequences and unforeseen increased expenses or liabilities associated with the BCA Transactions, the Divestiture Transaction and the Government Commitments.

Some of these factors are outside of our control and/or will be outside the control of the combined company, and any one of them could result in lower revenues, higher costs and diversion of management time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of our and Sprint’s businesses are integrated successfully, the full benefits of the BCA Transactions may not be realized, including, among others, the synergies, cost savings or sales or growth opportunities that are expected, including as a result of the Divestiture Transaction, the Government Commitments and/or the other actions and conditions we have agreed to in connection with the BCA Transactions, or otherwise. These benefits may not be achieved within the anticipated time frame or at all. Further, additional unanticipated costs may be incurred in the integration of our and Sprint’s businesses and in connection with the Divestiture Transaction and the Government Commitments, including potential penalties that could arise if we fail to fulfill our obligations thereunder. All of these factors could suppress the earnings per share of the combined company, decrease or delay the projected accretive effect of the BCA Transactions and, as a result, it cannot be assured that the combination of T-Mobile and Sprint will result in the realization of the full benefits expected from the BCA Transactions within the anticipated time frames or at all.

The indebtedness of the combined company is substantially greater than the indebtedness of each of T-Mobile and Sprint on a standalone basis prior to the execution of the Business Combination Agreement. This increased level of indebtedness could adversely affect the combined company’s business flexibility and increase its borrowing costs.

In connection with the BCA Transactions, we and Sprint conducted financing transactions, which were used in part to prepay a portion of our and Sprint’s existing indebtedness and to fund liquidity needs. After giving effect to the Transactions, we anticipate that the combined company will have consolidated indebtedness of up to approximately $69.0 billion to $71.0 billion, based on estimated December 31, 2019 debt and cash balances, and excluding Tower Obligations and operating lease liabilities. Further, certain of the Existing Sprint Unsecured Notes have coupons in excess of 8.0% and generally cannot be redeemed except upon payment of significant “make-whole” prepayment premiums and $6.3 billion in aggregate principal amount of the Existing Sprint Unsecured Notes have maturities in 2028 and beyond.

Our substantially increased indebtedness following the BCA Transactions could have the effect, among other things, of reducing our flexibility to respond to changing business, economic, market and industry conditions and increasing the amount of cash required to meet interest payments. In addition, this increased level of indebtedness following the BCA Transactions may reduce funds available to support efforts to combine our and Sprint’s businesses and realize the expected benefits of the BCA Transactions, and may also reduce funds available for capital expenditures, share repurchases and other activities that may put the combined company at a competitive disadvantage relative to other companies with lower debt levels. Further, it may be necessary for the combined company to incur substantial additional indebtedness in the future, subject to the restrictions contained in its debt instruments, which could increase the risks associated with the capital structure of the combined company.

Because of the substantial indebtedness of the combined company, there is a risk that the combined company may not be able to service its debt obligations in accordance with their terms.

We have, and we expect that we will continue to have, a significant amount of debt. Assuming that on December 31, 2019, we had completed the Transactions, we would have had approximately $23.0 billion of pari passu outstanding secured indebtedness. We also would have had $4.0 billion of revolving borrowings available on a secured basis under the Credit Agreement. In addition, as of December 31, 2019, an aggregate principal amount of $5.5 billion of Existing Sprint Spectrum-Backed Notes was outstanding and up to $1.5 billion remained available for issuance under the Sprint Spectrum Note Facility. Although the separate spectrum pool that secures the Existing Sprint Spectrum-Backed Notes is excluded from the collateral, the Indenture will deem any such indebtedness as pari passu with the Notes for purposes of calculating the total first lien net leverage ratio. In addition, we would have had $17.0 billion of outstanding unsecured indebtedness under the Existing T-Mobile Unsecured Notes, $21.3 billion of outstanding unsecured indebtedness under the Existing Sprint Unsecured Notes and approximately $2.2 billion in unsecured Tower Obligations outstanding.

For the year ended December 31, 2019, assuming we had incurred the $23.0 billion of new indebtedness reflected in the pro forma financial statements at the interest rates assumed in the pro forma financial statements ($19.0 billion of borrowings under a secured bridge loan credit agreement bearing interest at an assumed rate of 2.62% per annum and a $4.0 billion secured term loan facility bearing interest at an assumed rate of 4.37% per annum), and used the proceeds in the manner contemplated by the pro forma financial statements included herein, our interest expense for the year ended December 31, 2019 would have been approximately $3,735 million. A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $29 million for the year ended December 31, 2019. We intend to refinance the Bridge Credit Agreement through the issuance of long-term debt securities, through one or more private offerings. Our actual interest expense will be based on market conditions, and accordingly may differ, perhaps substantially, from the interest expense reflected in our pro forma financial statements.

The ability of the combined company to service its substantial debt obligations will depend on future performance, which will be affected by business, economic, market and industry conditions and other factors, including the ability of the combined company to achieve the expected benefits of the BCA Transactions. There is no guarantee that the combined company will be able to generate sufficient cash flow to service its debt obligations when due. If the combined company is unable to meet such obligations or fails to comply with the financial and other restrictive covenants contained in the agreements governing such debt obligations, it may be required to refinance all or part of its debt, sell important strategic assets at unfavorable prices or make additional borrowings. The combined company may not be able to, at any given time, refinance its debt, sell assets or make additional borrowings on commercially reasonable terms or at all, which could have a material adverse effect on its business, financial condition and results of operations after the BCA Transactions.

Some or all of the combined company’s variable-rate indebtedness may use the London Inter-Bank Offered Rate or similar rates (“LIBOR”) as a benchmark for establishing the rate. LIBOR will be discontinued after 2021 and will be replaced with an alternative reference rate. The consequence of this development cannot be entirely predicted but could include an increase in the cost of our variable rate indebtedness. In addition, any hedging agreements we have and may continue to enter into to limit our exposure to interest rate increases or foreign currency fluctuations may not offer complete protection from these risks or may be unsuccessful, and consequently may effectively increase the interest rate we pay on our debt or the exchange rate with respect to such debt, and any portion not subject to such hedging agreements would have full exposure to interest rate increases or foreign currency fluctuations, as applicable. If any financial institutions that are parties to our hedging agreements were to default on their payment obligations to us, declare bankruptcy or become insolvent, we would be unhedged against the underlying exposures. Any posting of collateral by us under our hedging agreements and the modification or termination of any of our hedging agreements could negatively impact our liquidity or other financial metrics. Any of these risks could have a material adverse effect on our business, financial condition and operating results.

The agreements governing the combined company’s indebtedness and other financings include restrictive covenants that limit the combined company’s operating flexibility.

The agreements governing the combined company’s indebtedness and other financings impose material operating and financial restrictions on the combined company. These restrictions, subject in certain cases to customary baskets, exceptions and maintenance and incurrence-based financial tests, may limit the combined company’s ability to engage in transactions and pursue strategic business opportunities, including the following:

•	incurring additional indebtedness and issuing preferred stock;
•	paying dividends, redeeming capital stock or making other restricted payments or investments;
•	selling or buying assets, properties or licenses;
•	developing assets, properties or licenses which the combined company has or in the future may procure;
•	creating liens on assets securing indebtedness or other obligations;
•	participating in future Federal Communications Commission (“FCC”) auctions of spectrum or private sales of spectrum;
•	engaging in mergers, acquisitions, business combinations or other transactions;
•	entering into transactions with affiliates; and
•	placing restrictions on the ability of subsidiaries to pay dividends or make other payments.

These restrictions could limit the combined company’s ability to obtain debt financing, make share repurchases, refinance or pay principal on its outstanding indebtedness, complete acquisitions for cash or indebtedness or react to business, economic, market and industry conditions and other changes in its operating environment or the economy. Any future indebtedness that the combined company incurs may contain similar or more restrictive covenants. Any failure to comply with the restrictions of the combined company’s debt agreements may result in an event of default under these agreements, which in turn may result in defaults or acceleration of obligations under these and other agreements, giving the combined company’s lenders the right to terminate any commitments they had made to provide it with further funds and to require the combined company to repay all amounts then outstanding plus any interest, fees, penalties or premiums, and which may include requiring the combined company to sell certain assets securing indebtedness.

Credit rating downgrades could adversely affect the businesses, cash flows, financial condition and operating results of the combined company, which relies on investment grade markets.

Credit ratings impact the cost and availability of future borrowings, and, as a result, cost of capital.  Our current ratings reflect each rating agency’s opinion of our financial strength, operating performance and ability to meet our debt obligations, including obligations to the combined company’s creditors. The combined company’s capital structure and business model are reliant on continued access to the investment-grade debt markets.  Each rating agency reviews our ratings periodically and there can be no assurance that such ratings will be maintained in the future. A downgrade in our corporate rating and/or our issued investment-grade debt ratings could impact our ability to access the investment-grade debt market and adversely affect the businesses, cash flows, financial condition and operating results of the combined company.  In particular, to the extent we are unable to efficiently refinance amounts borrowed under the Bridge Credit Agreement (which matures no later than March 30, 2022) with permanent long-term debt financing, our corporate rating and access to the investment-grade debt markets may be in jeopardy.

We have incurred, and will incur, direct and indirect costs as a result of the BCA Transactions.

We have incurred, and will incur, substantial expenses in connection with and as a result of completing the BCA Transactions, the Divestiture Transaction and compliance with the Government Commitments, and the combined company is also expected to incur substantial expenses in connection with integrating and coordinating our and Sprint’s businesses, operations, policies and procedures. While we have assumed that a certain level of transaction expenses will be incurred, factors beyond our control could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses will exceed the costs historically borne by us. These costs could adversely affect our financial condition and results of operations.

The combined company’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included herein.

The pro forma financial information contained herein is presented for illustrative purposes only and may not be an accurate indication of what the combined company’s financial position or results of operations would have been had the BCA Transactions been completed on the dates assumed. The pro forma financial information has been derived from the audited and unaudited historical financial statements of T-Mobile and Sprint, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Transactions. The pro forma financial statements do not include, among other things, estimated cost or growth synergies, adjustments related to restructuring or integration activities, future acquisitions or disposals not yet known or probable, including those that may be required by regulatory or governmental authorities in connection with the BCA Transactions, or impacts of merger-related change in control provisions that are currently not factually supportable and/or probable of occurring. Certain assets and liabilities of Sprint have been measured at fair value based on various preliminary estimates using assumptions that T-Mobile’s management and Sprint’s management believe are reasonable, utilizing information currently available, including the use of benchmarking to similar transactions. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised and may include additional assets acquired or liabilities assumed as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate. Such assumptions can be adversely affected by known or unknown facts, risks and uncertainties, many of which are beyond T-Mobile’s or Sprint’s control. Other factors may also affect the combined company’s financial condition or results of operations. In addition, certain adjustments to the accounting policies applied by Sprint to its financial information are expected to be made in order to conform the treatment of such financial information to the accounting policies of the combined company. In certain cases, the information necessary to determine the appropriate adjustments was not available prior to the completion of the BCA Transactions, and therefore, when conformed, the financial information of the combined company may vary materially from the pro forma financial information contained herein, including, for example, adjustments with respect to revenue recognition, expenses and depreciation. In view of these uncertainties, the inclusion of pro forma financial information herein is for illustrative purposes and does not purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The pro forma financial information represents historical results as if T-Mobile and Sprint had operated as a combined entity and does not include future benefits from the BCA Transactions, such as those resulting from estimated synergies, and related costs, such as those costs expected to achieve certain benefits. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Economic, political, and market conditions may adversely affect our business, financial condition, and operating results, as well as our access to financing on favorable terms or at all.

Our business, financial condition, and operating results are sensitive to changes in general economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, rates of inflation (or concerns about deflation), unemployment rates, economic growth, energy costs, and other macro-economic factors. If a public health crisis, such as an epidemic or pandemic related to the coronavirus (COVID-19), terrorist activity, armed conflict, political instability or natural disasters occur in the U.S. or other locations, such events could cause general economic conditions to deteriorate, cause supply chain shortages or otherwise negatively impact our operations. Difficult, or worsening, general economic conditions could have a material adverse effect on our business, financial condition, and operating results.

Public and private sector policies and initiatives to reduce the transmission of COVID-19, such as the imposition of travel restrictions, the promotion of social distancing and the adoption of work-from-home and online learning by companies and institutions, could affect our operations, consumer and business spending, and the amount and ways our customers use our networks and other products and services.  We have closed approximately 80% of our stores as of March 17, 2020, and the stores that currently remain open are generally operating on reduced schedules. Our plans to potentially reopen stores throughout the month of April depend on safe and healthy operating environments and local and state mandates and orders.  In addition, COVID-19 may affect the ability of our suppliers and vendors to provide products and services to us.  Further, the continued spread of COVID-19 has led to extreme disruption and volatility in the global capital markets and may lead to a significant economic recession, which could have a material adverse effect on our business, financial condition and operating results.

Market volatility, political and economic uncertainty, and weak economic conditions, such as a recession or economic slowdown, may materially adversely affect our business, financial condition, and operating results in a number of ways. Our services and device financing plans are available to a broad customer base, a significant segment of which may be more vulnerable to weak economic conditions, particularly our subprime customers. We may have greater difficulty in gaining new customers within this segment, and existing customers may be more likely to terminate service and default on device financing plans due to an inability to pay.

Weak economic conditions and credit conditions may also adversely impact our suppliers, dealers, and MVNOs, some of which may file for or may be considering bankruptcy, or may experience cash flow or liquidity problems, or may be unable to obtain or refinance credit such that they may no longer be able to operate. Any of these could adversely impact our ability to distribute, market, or sell our products and services.

In addition, instability in the global financial markets could lead to periodic volatility in the credit, equity, and fixed income markets. This volatility could limit our access to the credit markets, leading to higher borrowing costs or, in some cases, the inability to obtain financing on terms that are acceptable to us or at all.

The combined company’s success will depend on its management team.

The combined company’s success will depend to a significant extent on the efforts of its management team. We believe there are a limited number of available, qualified executives with appropriate experience in our industry. There can be no assurance that candidates currently employed by us or Sprint will remain with the combined company, or that we will otherwise succeed in attracting, hiring and retaining candidates with the qualifications and skills necessary to the combined company’s success. Our failure to attract, hire and retain such candidates, from within T-Mobile or Sprint or otherwise, could negatively affect the operations and profitability of the combined company.

Sprint has identified a material weakness in its internal controls over financial reporting that could result in material misstatements as well as negatively impact the reliability of its or the combined company’s financial statements. This and any other material weaknesses, or any other failure by the combined company to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, could result in a loss of investor confidence regarding its financial statements, negatively impact the trading price of its stock and its access to capital, subject it to significant costs and reputational damage or have a material adverse effect on its business and results of operations or financial condition.

Under Section 404 of the Sarbanes-Oxley Act of 2002, the combined company, along with its independent registered public accounting firm, will be required to report on the effectiveness of the combined company’s internal control over financial reporting. This requirement is subject to an exemption for business combinations during the most recent fiscal year, which we have not determined whether to utilize.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the preparation of Sprint’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, a material weakness in Sprint’s internal control over financial reporting was discovered. The material weakness is the result of deficiencies in the operating effectiveness of the controls over testing changes to the functionality that determines qualifying subscriber usage and the validation of the ongoing qualifying subscriber usage under Sprint’s Lifeline program. Sprint provides service to eligible Lifeline subscribers under the Assurance Wireless brand for whom it seeks reimbursement from the Universal Service Fund. In 2016, the FCC enacted changes to the Lifeline program, which required Sprint to update how it determined qualifying subscriber usage. An inadvertent coding issue in the system used to identify qualifying subscriber usage occurred in July 2017 while the system was being updated to address the required changes. Sprint claimed monthly subsidies for serving Lifeline subscribers that may not have met Sprint’s usage requirements under the Lifeline program. The estimated reimbursements to federal and state governments for subsidies claimed contrary to Sprint’s usage policy reduced Sprint’s “Service revenue,” increased Sprint’s “Selling, general and administrative expense” and increased Sprint’s “Net loss attributable to Sprint Corporation” in the consolidated statements of comprehensive (loss) income for the nine-month period ended December 31, 2019. These control deficiencies could result in disclosures that would result in a material misstatement to Sprint’s annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, Sprint’s management has determined that these control deficiencies constitute a material weakness. While Sprint supports the Lifeline subscribers through its Assurance Wireless prepaid brand, beginning in April 2017, Sprint excluded the Lifeline subscribers from its reported prepaid subscriber base due to regulatory changes resulting in tighter program restrictions. This material weakness remained unremediated as of December 31, 2019.

Subsequent testing of the operational effectiveness of the modified systems and validation controls will be necessary to conclude that the material weakness has been fully remediated.

There can be no assurance that remediation will be completed in a timely manner or that the remedial measures will prevent other control deficiencies or material weaknesses. The combined company may identify other material weaknesses in internal control over financial reporting in the future. If the combined company is unable to remediate this material weakness or if the combined company identifies other material weaknesses in internal control over financial reporting in the future, then the combined company’s ability to analyze, record and report financial information free of material misstatements, to prepare financial statements within the time periods specified by the rules and forms of the SEC and otherwise to comply with the requirements of Section 404 of the Sarbanes-Oxley Act will be adversely affected. The occurrence of, or failure to remediate, this material weakness and any future material weaknesses in internal control over financial reporting may result in material misstatements of the combined company’s financial statements.

Failure to design and maintain effective internal controls could constitute a material weakness that could result in materially inaccurate financial statements, materially inaccurate disclosures, or failure to prevent error or fraud. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including judgments used in decision-making, the nature and complexity of the transactions we undertake, assumptions about the likelihood of future events, the soundness of our systems, cost limitations, and other factors. If the combined company or its independent registered public accounting firm is unable to conclude that the combined company has effective internal control over financial reporting, or if other material weaknesses in the internal controls of the combined company are discovered or occur in the future or we otherwise must restate our financial statements, it could materially and adversely affect the combined company’s business and results of operations or financial condition, restrict its ability to access the capital markets, require the expenditure of significant resources to correct the weaknesses or deficiencies, subject the combined company to fines, penalties, investigations or judgments, harm its reputation, or otherwise cause a decline in investor confidence.

Risks Related to the BCA Transactions

Failure to complete the Divestiture Transaction could require us to pursue an alternative divestiture transaction, which we may not be able to complete on favorable terms or at all.

To facilitate the FCC’s review and approval of the FCC license transfers associated with the BCA Transactions, and to resolve the DOJ’s investigation into the BCA Transactions, we have committed to the Divestiture Transaction.

If we are unable to complete the Divestiture Transaction, subject to certain limitations, we would be required to pursue an alternative divestiture transaction or transactions. In particular, we committed to the FCC (i) to divest the Boost Assets through a market-based process to a serious and credible buyer, (ii) to offer the Boost Assets buyer terms for a six-year wholesale MVNO agreement with wholesale rates that will meaningfully improve upon the commercial terms reflected in the most favorable of T-Mobile’s and Sprint’s three largest MVNO agreements and (iii) to identify the buyer of the Boost Assets and submit the negotiated MVNO agreement to the FCC within 120 days of the closing of the BCA Transactions (subject to two 30-day extensions). There is no assurance that we will be able to complete the Divestiture Transaction or any other divestiture transactions on terms that are favorable to us, or at all. Moreover, any such alternative divestiture transaction would be subject to FCC review and approval and could cause the DOJ, other regulators or other parties to challenge the BCA Transactions, potentially resulting in monetary liability, civil penalties, litigation expense and divestiture of some or all of the other assets acquired in the BCA Transactions.

The composition of the combined company board of directors is different than the composition of the preexisting T-Mobile US board of directors and the preexisting Sprint board of directors on a standalone basis.

Prior to the consummation of the BCA Transactions, the T-Mobile US board of directors consisted of 12 directors and the Sprint board of directors consisted of ten directors. As of the completion of the BCA Transactions, the T-Mobile US board of directors, which is the board of directors of the combined company, consists of 14 directors, including nine directors designated by Deutsche Telekom, three directors designated by SoftBank, G. Michael Sievert, the President and Chief Executive Officer of the combined company, and, until the date of T-Mobile’s 2020 annual meeting of stockholders, John J. Legere, T-Mobile US’s prior chief executive officer. It is anticipated that one additional director will be designated by SoftBank, and appointed by the T-Mobile US board of directors, following the Closing Date, such that, effective from and after such time, SoftBank will have four designees on the board, in accordance with the terms of the Amended and Restated Stockholders’ Agreement. This new composition of the T-Mobile US board of directors may affect the future decisions of the combined company.

We are subject to various uncertainties, including litigation, that could disrupt the combined company’s business and adversely affect the combined company’s business, assets, liabilities, prospects, outlook, financial condition and results of operations.

Uncertainty about the effect of the BCA Transactions on employees, customers, suppliers, vendors, distributors, dealers and retailers may have an adverse effect on the combined company. These uncertainties may impair the ability to attract, retain and motivate key personnel, as existing and prospective employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the combined company, our business could be negatively impacted. The combined company may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent. Additionally, these uncertainties could cause customers, suppliers, distributors, dealers, retailers and others to seek to change or cancel existing business relationships with the combined company or to fail to renew existing relationships. Suppliers, distributors and content and application providers may also delay or cease developing for the combined company new products that are necessary for the operations of its business due to the uncertainty created by the BCA Transactions. Competitors may also target our existing customers by highlighting potential uncertainties and integration difficulties that may result from the BCA Transactions.

We have incurred, and expect to continue to incur, significant costs, expenses and fees for professional services and other transaction costs in connection with the BCA Transactions. These costs could adversely affect the combined company’s financial condition and results of operations.

In addition, we and our affiliates are involved in various disputes, governmental and/or regulatory inspections, investigations and proceedings and litigation matters. We completed the BCA Transactions prior to the completion of review by the California Public Utilities Commission (“CPUC”), and the CPUC may seek to impose fines, penalties, and/or other sanctions, commitments, conditions, or restrictions on us. While we believe we would have substantial defenses to any such actions, including that the CPUC has no authority to control the timing or terms of, or to impose conditions on, the BCA Transactions, there can be no assurance that we would be successful in asserting such defenses, and any such actions could have an adverse effect on our business, disrupt our business in the state of California and divert management attention and resources. Also, as described further in Note 12—Commitments and Contingencies—Litigation, Claims and Assessments in Sprint’s consolidated financial statements for the quarter ended December 31, 2019 contained in Sprint’s Form 10-Q filed on January 27, 2020, Sprint has notified the FCC and state regulators that Sprint had claimed monthly subsidies for serving subscribers even though these subscribers may not have met usage requirements under Sprint’s usage policy for its Lifeline program. It is possible that an unfavorable resolution of one or more of these matters or other future matters could adversely affect us and our results of operations, financial condition and cash flows and the results of operations, financial condition and cash flows of the combined company.

Litigation relating to the BCA Transactions may be filed against the T-Mobile US board of directors and/or the Sprint board of directors that could result in the payment of damages.

In connection with the BCA Transactions, it is possible that stockholders of T-Mobile US and/or Sprint may file putative class action lawsuits against the T-Mobile US board of directors and/or the Sprint board of directors. Among other remedies, these stockholders could seek damages. The outcome of any litigation is uncertain and any such potential lawsuits could result in substantial costs to T-Mobile US and/or Sprint. Any such actions may create uncertainty relating to the BCA Transactions and may be costly and distracting to management.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of December 31, 2019 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019. The unaudited pro forma condensed combined financial information includes the historical results of T-Mobile and Sprint after giving pro forma effect to the BCA Transactions as described in this section and under “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the merger actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The assumed accounting for the BCA Transactions, including estimated merger consideration, is based on provisional amounts and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Sprint was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of the assets acquired and liabilities assumed of Sprint, T-Mobile used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The unaudited pro forma adjustments are based upon available information and certain assumptions that T-Mobile believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The purchase price adjustments relating to the Sprint and T-Mobile combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. In particular, legal limitations prohibiting access to certain Sprint financial data and other pertinent business information ceased to apply to us following the consummation of the BCA Transactions and may have a material impact on our purchase price accounting. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2019
(Amounts in millions)

	Historical
	T-Mobile US, Inc.	Sprint Corporation							Pro Forma Combined
	As of December 31, 2019	As of December 31, 2019	Reclassification Adjustments		Financing Adjustments		Pro Forma Adjustments		As of December 31, 2019
Assets
Current assets
Cash and cash equivalents	$1,528	$3,179	$—		$3,739	5(a)	$(630)	5(a)	$7,816
Short-term Investments	—	62	—		—		—		62
Accounts receivable, net of allowances	1,888	3,873	(845)	4(a)	—		(315)	5(k)	3,852
			(189)	4(b)			(560)	5(h)
Equipment installment plan receivables, net	2,600	—	845	4(a)	—		(98)	5(k)	3,347
Accounts receivable from affiliates	20	—	189	4(b)	—		—		209
Inventory	964	1,117	—		—		(225)	5(k)	1,856
Assets held for sale	—	—	—		—		1,972	5(k)	1,972
Other current assets	2,305	1,224	—		2	5(c)	(38)	5(b)	2,567
							61	5(l)
							(97)	5(j)
							(890)	5(e)
Total current assets	9,305	9,455	—		3,741		(820)		21,681
Property and equipment, net	21,984	20,827	(499)	4(f)	—		(7,858)	5(f)	34,454
Costs to acquire a customer contract	—	1,808	—		—		(1,808)	5(g)	—
Operating lease right-of-use assets	10,933	6,713	—		—		—		17,646
Financing lease right-of-use assets	2,715	—	499	4(f)	—		—		3,214
Goodwill	1,930	4,598	—		—		8,242	5(f)	13,854
							(916)	5(k)
Spectrum licenses	36,465	—	—		—		43,000	5(f)	79,465
FCC licenses and other	—	41,492	—		—		(41,492)	5(f)	—
Definite-lived intangible assets	—	918	—		—		(918)	5(f)	—
Other intangible assets	115	—	—		—		9,537	5(f)	9,652
Equipment installment plan receivables due after one year	1,583	—	300	4(a)	—		(18)	5(k)	1,865
Other assets	1,891	1,091	(300)	4(a)	(1)	5(c)	(169)	5(e)	2,138
							(371)	5(j)
							(3)	5(b)
Total assets	$86,921	$86,902	$—		$3,740		$6,406		$183,969
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$6,746	$—	$3,155	4(c)	$(89)	5(c)	$(244)	5(a)	$11,137
			1,969	4(d)			(400)	5(k)
Accounts payable	—	3,396	(3,396)	4(c)	—		—		—
Accrued expenses and other current liabilities	—	3,335	(3,335)	4(d)	—		—		—
Payables to affiliates	187	—	241	4(c)	—		—		428
Short-term debt	25	3,880	(8)	4(e)	17,441	5(c)	40	5(f)	21,378
Deferred revenue	631	—	1,357	4(d)	—		(777)	5(h)	1,039
							(172)	5(k)
Short-term operating lease liabilities	2,287	1,860	—		—		—		4,147
Short-term financing lease liabilities	957	—	8	4(e)	—		—		965
Liabilities held for sale	—	—	—		—		572	5(k)	572
Other current liabilities	1,673	—	9	4(d)	—		(30)	5(a)	1,713
							61	5(l)
Total current liabilities	12,506	12,471	—		17,352		(950)		41,379

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

	Historical
	T-Mobile US, Inc.	Sprint Corporation							Pro Forma Combined
	As of December 31, 2019	As of December 31, 2019	Reclassification Adjustments		Financing Adjustments		Pro Forma Adjustments		As of December 31, 2019
Long-term debt	10,958	33,507	(14)	4(e)	(5,489)	5(c)	2,630	5(f)	41,592
Long-term debt to affiliates	13,986	—	—		(8,043)	5(c)	—		5,943
Tower obligations	2,236	—	—		—		—		2,236
Deferred tax liabilities	5,607	7,038	—		—		(2,900)	5(i)	9,745
Operating lease liabilities	10,539	5,423	—		—		—		15,962
Financing lease liabilities	1,346	—	14	4(e)	—		—		1,360
Other long-term liabilities	954	2,708	—		—		(33)	5(h)	2,999
							(540)	5(j)
							(90)	5(o)
Total long-term liabilities	45,626	48,676	—		(13,532)		(933)		79,837
Commitments and contingencies Stockholders’ equity
Common Stock	—	41	—		—		(41)	5(m)	—
Additional paid-in capital	38,498	28,402	—		—		5,806	5(m)	72,706
Treasury stock, at cost	(8)	(9)	—		—		9	5(m)	(8)
Accumulated other comprehensive loss	(868)	(453)	—		—		453	5(m)	(868)
Accumulated deficit	(8,833)	(2,226)	—		(80)	5(d)	2,062	5(n)	(9,077)
Total stockholders’ equity	28,789	25,755	—		(80)		8,289		62,753
Noncontrolling interests	—	—	—		—		—		—
Total equity	28,789	25,755	—		(80)		8,289		62,753
Total liabilities and equity	$86,921	$86,902	$—		$3,740		$6,406		$183,969

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019
(Amounts in millions, except share and per share amounts)

	Historical
	T-Mobile US, Inc.	Sprint Corporation							Pro Forma Combined
	Year Ended December 31, 2019	Twelve Months Ended December 31, 2019	Reclassification Adjustments		Financing Adjustments		Pro Forma Adjustments		Year Ended December 31, 2019
Revenues
Total service revenues	$33,994	$21,908	$(179)	4(g)	$—		$(19)	6(a)	$52,699
							13	6(b)
							(3,018)	6(g)
Equipment revenues	9,840	—	10,550	4(h)	—		(130)	6(b)	17,131
							(1,819)	6(g)
							(1,256)	6(h)
							(54)	6(a)
Equipment sales	—	5,210	(5,210)	4(h)	—		—		—
Equipment rentals	—	5,340	(5,340)	4(h)	—		—		—
Other revenues	1,164	—	179	4(g)	—		90	6(b)	1,433
Total revenues	44,998	32,458	—		—		(6,193)		71,263
Operating Expenses
Cost of services, exclusive of depreciation and amortization shown separately below	6,622	6,848	333	4(j)	—		(1)	6(a)	13,752
			77	4(l)			(127)	6(g)
Cost of equipment rentals (exclusive of depreciation below)	—	852	(852)	4(i)	—		—		—
Cost of equipment sales, exclusive of depreciation and amortization shown separately below	11,899	5,907	—		—		(1,931)	6(g)	14,585
							(1,290)	6(h)
Selling, general and administrative	14,139	7,931	123	4(j)	—		(901)	6(c)	19,621
			1	4(l)			(456)	6(b)
							(15)	6(a)
							(1,201)	6(g)
Depreciation and amortization	6,616	—	10,232	4(i)	—		(4,614)	6(d)	12,156
			(78)	4(l)
Depreciation—network and other	—	4,369	(4,369)	4(i)	—		—		—
Depreciation—equipment rentals	—	4,180	(4,180)	4(i)	—		—		—
Amortization	—	831	(831)	4(i)	—		—		—
Goodwill impairment	—	2,000	—		—		—		2,000
Other, net	—	456	(456)	4(j)	—		—		—
Total operating expense	39,276	33,374	—		—		(10,536)		62,114
Operating income (loss)	5,722	(916)	—		—		4,343		9,149
Other income (expense)
Interest expense	(727)	(2,431)	—		(898)	6(f)	363	6(e)	(3,693)
Interest expense to affiliates	(408)	—	—		366	6(f)	—		(42)
Interest income	24	—	103	4(k)	—		—		127
Other income (expense), net	(8)	70	(103)	4(k)	—		—		(41)
Total other expense, net	(1,119)	(2,361)	—		(532)		363		(3,649)
Income (loss) before income taxes	4,603	(3,277)	—		(532)		4,706		5,500
Income tax benefit (expense)	(1,135)	585	—		116	6(i)	(972)	6(i)	(1,406)
Net income (loss)	3,468	(2,692)	—		(416)		3,734		4,094
Less: Net loss (income) attributable to noncontrolling interest	—	13	—		—		—		13
Net income (loss)	$3,468	$(2,679)	$—		$(416)		$3,734		$4,107

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

	Historical
	T-Mobile US, Inc.	Sprint Corporation				Pro Forma Combined
	Year Ended December 31, 2019	Twelve Months Ended December 31, 2019	Reclassification Adjustments	Financing Adjustments	Pro Forma Adjustments	Year Ended December 31, 2019
Earnings per share
Basic	$4.06	$(0.65)				$3.35
Diluted	$4.02	$(0.65)				3.31
Weighted-average shares outstanding
Basic	854,143,751	4,093,544,000				1,227,204,282 6(j)
Diluted	863,433,511	4,093,544,000				1,241,110,226 6(j)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to Article 11 of Regulation S-X. T-Mobile’s fiscal year end is December 31 and Sprint’s fiscal year end is March 31. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines the historical audited consolidated balance sheet of T-Mobile as of December 31, 2019 and historical unaudited consolidated balance sheet of Sprint as of December 31, 2019, giving effect to (i) the BCA Transactions as if they had been completed on December 31, 2019 and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 gives effect to (i) the BCA Transactions as if they been completed on January 1, 2019, the beginning of T-Mobile’s most recently completed fiscal year and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was prepared using T-Mobile’s historical audited consolidated statement of operations for the year ended December 31, 2019, Sprint’s historical unaudited condensed consolidated statement of operations for the nine months ended December 31, 2019, Sprint’s historical audited consolidated statement of operations for the year ended March 31, 2019, and Sprint’s historical unaudited condensed consolidated statement of operations for the nine months ended December 31, 2018. Sprint’s unaudited consolidated statement of operations for the year ended December 31, 2019 was derived by subtracting the historical unaudited condensed consolidated statement of operations for the nine months ended December 31, 2018 appearing in Sprint’s Quarterly Report on Form 10-Q filed with the SEC on January 31, 2019 from the audited consolidated statement of operations for the fiscal year ended March 31, 2019 appearing in Sprint’s Annual Report on Form 10-K filed with the SEC on May 29, 2019 and amended on July 26, 2019 and November 12, 2019, and adding the historical unaudited condensed consolidated statement of operations for the nine months ended December 31, 2019 appearing in Sprint’s Quarterly Report on Form 10-Q filed with the SEC on January 27, 2020.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Financial Accounting Standards Board (“FASB”) ASC Topic 805, Business Combinations (which we refer to as “ASC 805”), with T-Mobile treated as the accounting acquirer and Sprint as the accounting acquiree. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets acquired and liabilities assumed of Sprint are preliminary and subject to change when the formal valuation and other studies are finalized. In particular, legal limitations prohibiting access to certain Sprint financial data and other pertinent business information ceased to apply to us following the consummation of the BCA Transactions and may have a material impact on our purchase price accounting. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the BCA Transactions, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies, or cost savings that may result from the BCA Transactions or of any integration costs.

This unaudited pro forma condensed combined financial information should be read in conjunction with:

•
the separate historical audited consolidated financial statements of T-Mobile as of and for the year ended December 31, 2019, included in Parent’s Annual Report on Form 10-K filed with the SEC on February 6, 2020;

•
the separate historical unaudited consolidated financial statements of Sprint as of and for the nine months ended December 31, 2019, included in Sprint’s Quarterly Report on Form 10-Q filed with the SEC on January 27, 2020;

•
the separate historical audited consolidated financial statements of Sprint as of and for the year ended March 31, 2019, included in Sprint’s Annual Report on Form 10-K filed with the SEC on May 29, 2019 and amended on July 26, 2019 and November 12, 2019; and

•
the separate historical unaudited consolidated financial statements of Sprint as of and for the nine months ended December 31, 2018, included in Sprint’s Quarterly Report on Form 10-Q filed with the SEC on January 31, 2019.

Note 2. Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in T-Mobile’s audited consolidated financial statements as of and for the year ended December 31, 2019. Management has determined that certain adjustments, including those described in Note 4, Note 5, and Note 6, are necessary to conform Sprint’s financial statements to the accounting policies used by T-Mobile in the preparation of the unaudited pro forma condensed combined financial information. The adjustment amounts are subject to change as further assessment is performed and finalized for purchase accounting. These reclassifications and adjustments have no effect on previously reported total assets, total liabilities, equity, or results of operations of T-Mobile or Sprint.

T-Mobile adopted FASB Accounting Standards Update 2016-02, the new leasing standard, on January 1, 2019 while Sprint adopted the new leasing standard on April 1, 2019. The elections made by T-Mobile and Sprint as part of the adoption of the new leasing standard are generally aligned, and both entities adopted the standard using the modified retrospective approach. Therefore, the pro forma condensed combined financial information does not include any pro forma adjustments to align with T-Mobile’s accounting policies. As Sprint’s adoption of the new leasing standard resulted in an immaterial impact on Sprint’s historical unaudited condensed consolidated statement of operations for the nine months ended December 31, 2019 and the pro forma condensed combined statement of operations for the year ended December 31, 2019, the pro forma condensed combined financial information for the year ended December 31, 2019 does not include any pro forma adjustments to adjust Sprint’s historical financial results to reflect the adoption of the new leasing standard as of January 1, 2019.

As part of the application of ASC 805, T-Mobile will conduct a more detailed review of Sprint’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of Sprint’s results of operations or reclassification or adjustment of assets or liabilities to conform to T-Mobile’s accounting policies and classifications. Therefore, T-Mobile may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof was not available prior to the completion of the BCA Transations.

Note 3. Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation of the BCA Transactions

Estimated Merger Consideration

The fair value of consideration transferred includes the fair value of T-Mobile common stock issued at close, the fair value of Sprint equity awards attributable to pre-combination service, the funding of certain Sprint deferred compensation plans, the repayment of a portion of Sprint’s debt, which was due at closing as a result of the change in control transaction, and the fair value of contingent consideration. The estimated merger consideration is as follows:

	(in millions)
Estimated value of T-Mobile common stock issued at close	$31,572	(1)
Estimated value of T-Mobile replacement equity awards attributable to precombination service	319	(2)
Estimated funding of certain Sprint deferred compensation plans under the Rabbi Trust agreement	90	(3)
Estimated repayment of Sprint’s debt (including accrued interest and prepayment penalties)	10,722	(4)
Estimated value of contingent consideration	2,317	(5)
Preliminary estimated merger consideration	$45,020

(1)
Represents the estimated fair value of T-Mobile common stock issued to Sprint stockholders pursuant to the Business Combination Agreement, less shares surrendered by SoftBank pursuant to the SoftBank Letter Agreement. The estimate is based on 4,111,432,945 shares of Sprint common stock issued and outstanding as of January 24, 2020, along with options and restricted stock units that were expected to vest by the closing date of the BCA Transactions, an exchange ratio of 0.10256 shares of T-Mobile common stock per share of Sprint common stock, 48,751,557 T-Mobile shares surrendered by SoftBank, and the closing price per share of T-Mobile common stock on NASDAQ on March 26, 2020 of $84.63.

(2)
Represents the portion of the fair value of stock options, restricted stock units, and performance-based restricted stock units attributable to pre-combination service assumed by T-Mobile upon completion of the BCA Transactions. ASC 805 requires that the fair value of replacement awards attributable to pre-combination service be included in the consideration transferred.

(3)
Represents the total estimated cash consideration paid concurrently with the closing of the BCA Transactions to fund certain deferred compensation plans pursuant to the change in control clause as set forth in Sprint’s Rabbi Trust agreement.

(4)
Represents the total estimated cash consideration paid concurrently with the closing of the BCA Transactions to retire certain Sprint debt with an outstanding balance of approximately $10.7 billion, plus interest and prepayment penalties.

(5)
Represents the estimated fair value of the contingent consideration relating to the shares surrendered by SoftBank and to be re-issued by T-Mobile to SoftBank upon the achievement of certain stock price milestones during a specified post-merger measurement period, and subject to certain additional terms, as outlined in the SoftBank Letter Agreement. Certain assumptions underlying this fair value estimate, including volatility rates, are based on T-Mobile stand-alone historical trends.

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the price of T-Mobile common stock up to the closing date of the BCA Transactions. A sensitivity analysis related to the fluctuation in the price of T-Mobile common stock was performed to assess the impact a hypothetical change of 20% on the trading price of T-Mobile common stock on NASDAQ on March 26, 2020 would have on the estimated merger consideration and goodwill as of the closing date of the BCA Transactions.

The following table shows the effect of an increase or decrease of 20% in the price per share of T-Mobile common stock, on the estimated merger consideration and estimated goodwill:

Change in Price per Share of T-Mobile Common Stock	Price per Share of T-Mobile Common Stock	Estimated Merger Consideration	Estimated Goodwill
	(in millions, except stock price)
Increase of 20%	$101.56	$51,335	$19,155
Decrease of 20%	$67.70	$38,706	$6,526

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Sprint are recorded at the BCA Transactions date fair values and added to those of T-Mobile. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the BCA Transactions. In particular, legal limitations prohibiting access to certain Sprint financial data and other pertinent business information ceased to apply to us following the consummation of the BCA Transactions and may have a material impact on our purchase price accounting. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Sprint, T-Mobile used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material.

The following table sets forth a preliminary allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Sprint using Sprint’s unaudited consolidated balance sheet as of December 31, 2019, with the excess recorded to goodwill:

Purchase price allocation	(in millions)
Cash and cash equivalents	$ 2,921
Short-term Investments	62
Accounts receivable, net of allowances	1,964
Equipment installment plan receivables, net	747
Accounts receivable from affiliates	189
Inventory	892
Assets held for sale	1,056

Purchase price allocation	(in millions)
Other current assets	260
Property and equipment, net	12,470
Operating lease right-of-use assets	6,713
Financing lease right-of-use assets	499
Spectrum licenses	43,000
Other intangible assets	9,537
Equipment installment plan receivables due after one year	282
Other assets	239
Total assets	80,831
Accounts payable and accrued liabilities	(4,452)
Payables to affiliates	(241)
Short-term debt	(2,612)
Deferred revenue	(408)
Short-term operating lease liabilities	(1,860)
Short-term financing lease liabilities	(8)
Liabilities held for sale	(572)
Other current liabilities	(70)
Long-term debt	(26,843)
Deferred tax liabilities	(4,103)
Operating lease liabilities	(5,423)
Financing lease liabilities	(14)
Other long-term liabilities	(2,045)
Total liabilities	(48,651)
Noncontrolling interests	—
Net assets acquired (a)	32,180
Estimated merger consideration (b)	45,020
Estimated goodwill (b)—(a)	$12,840

Goodwill represents excess of merger consideration over the fair value of the underlying net assets acquired. In accordance with FASB ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to the assembled workforce of Sprint, planned growth in new markets, and synergies expected to be achieved from the combined operations of T-Mobile and Sprint. Goodwill recorded in the BCA Transactions is not expected to be deductible for tax purposes.

The pro forma historical net asset adjustments as shown above are further described below in Note 5 and Note 6.

The deferred tax liabilities represent the deferred tax impact associated with the differences in book and tax basis, including incremental differences created from the preliminary purchase price allocation and acquired net operating losses. Deferred taxes associated with estimated fair value adjustments reflect an estimated blended federal and state tax rate, net of tax effects on state valuation allowances. For balance sheet purposes, where U.S. tax rates were used, rates were based on recently enacted U.S. tax law. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income, and changes in tax law. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities of Sprint. In particular, legal limitations prohibiting access to certain Sprint financial data and other pertinent business information ceased to apply to us following the consummation of the BCA Transactions and may have a material impact on our purchase price accounting.

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

Intangible Assets	Approximate Fair Value	Estimated Useful Life
	(in millions)	(in years)
Spectrum licenses	$43,000	N/A
Trademark	400	1.5
Customer relationships	8,500	9
Spectrum favorable leases	587	23
Other intangibles	50	5-10
Total	$52,537

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations based on the estimated useful lives above and as further described in Note 6(d). The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived or, where appropriate, based on the use of a straight-line method or sum-of-the-years’ digits method. Therefore, the amount of amortization following the BCA Transactions may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

Note 4. Reclassification Adjustments

The following reclassification adjustments were made to conform the presentation of Sprint’s financial information to T-Mobile’s presentation:

(a)
To reclassify $845 million and $300 million of equipment installment plan receivables from accounts receivable and other assets, respectively, to current equipment installment plan receivables and equipment installment plan receivables due after one year, respectively.

(b)	To reclassify $189 million of accounts receivable to accounts receivable from affiliates.
(c)	To reclassify $3,396 million of accounts payable of which $3,155 million was reclassified to accounts payable and accrued liabilities and $241 million was reclassified to payables to affiliates.
(d)
To reclassify $3,335 million of accrued expenses and other current liabilities of which $1,969 million was reclassified to accounts payable and accrued liabilities, $1,357 million was reclassified to deferred revenue, and $9 million was reclassified to other current liabilities.

(e)
To reclassify $8 million and $14 million of financing lease liabilities from short-term debt and long-term debt, respectively, to short-term financing lease liabilities and financing lease liabilities, respectively.

(f)	To reclassify $499 million of financing right-of-use assets from property and equipment, net to financing lease right-of-use assets.
(g)	To reclassify $179 million of commissions earned from consigned inventory agreements to other revenues for the year ended December 31, 2019.
(h)	To reclassify $5,340 million and $5,210 million of equipment rentals and equipment sales, respectively, to equipment revenues for the year ended December 31, 2019.
(i)
To reclassify $852 million of cost of equipment rentals, $4,369 million of depreciation—network and other, $4,180 million of depreciation—equipment rentals, and $831 million of amortization to depreciation and amortization for the year ended December 31, 2019.

(j)
To reclassify $456 million of other, net of which $333 million was reclassified to cost of services and $123 million was reclassified to selling, general and administrative for the year ended December 31, 2019.

(k)	To reclassify $103 million of other income to interest income for the year ended December 31, 2019.
(l)
To reclassify $78 million of impairment charges from depreciation and amortization of which $77 million was reclassified to cost of services and $1 million was reclassified to selling, general and administrative for the year ended December 31, 2019.

Note 5. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)
Represents adjustments to the combined company cash balance, including (i) net proceeds from T-Mobile’s new debt financing, (ii) repayment in connection with Sprint Debt Repayments and T-Mobile Debt Repayments, including any fees associated with the repayment, (iii) T-Mobile and Sprint transaction costs anticipated to be paid by each party in connection with completing the BCA Transactions, and (iv) funding of certain Sprint deferred compensation plans under the Rabbi Trust agreement. Included in the $282 million and $258 million cash outflows for T-Mobile and Sprint transaction costs anticipated to be paid in connection with the BCA Transactions, respectively, are the settlement of $30 million and $244 million of transaction costs previously accrued for.

		(in millions)
	Cash proceeds from new debt financing, net of debt issuance costs	$22,522
	Repayment of T-Mobile debt—elimination of long-term debt	(8,000)
	Repayment of T-Mobile debt—elimination of accrued interest	(61)
	Repayment of Sprint debt—elimination of short-term debt	(1,298)
	Repayment of Sprint debt—elimination of long-term debt	(9,388)
	Repayment of Sprint debt—elimination of accrued interest	(28)
	Payment of prepayment penalties	(8)
	Financing adjustments to cash and cash equivalents	$3,739
	T-Mobile transaction costs anticipated to be paid	$(282)
	Sprint transaction costs anticipated to be paid	(258)
	Funding of certain Sprint deferred compensation plans under the Rabbi Trust agreement	(90)
	Pro forma adjustments to cash and cash equivalents	$(630)
	Settlement of T-Mobile accrued transaction costs	$(30)
	Settlement of Sprint accrued transaction costs	$(244)

(b)	Reflects the elimination of Sprint’s deferred cost of goods sold balance on Sprint’s historical balance sheet as a result of purchase accounting.
(c)
Reflects adjustments to (i) short and long-term deferred financing cost assets, (ii) short and long-term debt, and (iii) accrued interest. The adjustments include Sprint Debt Repayments and T-Mobile Debt Repayments including the repayment of the associated accrued and unpaid interest as of closing. In addition, the adjustments include a write-off of any remaining unamortized original issue costs and debt issuance costs, and the issuance of anticipated borrowings to fund the BCA Transactions, net of estimated original issue discounts and debt issuance costs.

In connection with the BCA Transactions, T-Mobile paid approximately $10.7 billion of Sprint’s outstanding debt at closing and assumed Sprint’s remaining outstanding debt of approximately $26.7 billion. The 7.000% Guaranteed Notes due 2020 of Sprint Communications matured on March 1, 2020 and the outstanding principal amount and all remaining unpaid interest was paid on March 2, 2020. T-Mobile also has agreed to repay or redeem approximately $8.0 billion of existing debt provided by Deutsche Telekom.

We intend to issue long-term debt, through one or more private offerings. The short-term and long-term borrowings on the Notes will be based on the final terms of the debt agreements, and will differ, perhaps substantially, from the repayment term of the secured bridge facility that was assumed for the purposes of the pro forma financial statement. Additionally, the actual interest rate on the Notes will be based on market conditions at the time the Notes are issued and may differ, perhaps substantially, from the rate applicable to the secured bridge facility that was assumed for purposes of the pro forma financial statements. See Note 6(f).

The anticipated debt consists of $27.0 billion in debt financing, including a $4.0 billion secured revolving credit facility (which we refer to as the “revolving credit facility”) which will not be drawn on initially, a $4.0 billion secured term loan facility (which we refer to as the “term loan facility” and, together with the revolving credit facility, the “senior secured credit facilities”), a $19.0 billion secured bridge credit agreement (which we refer to as the “bridge credit agreement”, and, together with the senior secured credit facilities, the “facilities”). As such, $23.0 billion is the balance reflected for the new debt outstanding as of December 31, 2019, consisting of the $19.0 billion bridge credit agreement and a $4.0 billion term loan facility.

The adjustments to assets and short and long-term debt reflected in the unaudited pro forma condensed combined balance sheet are summarized as follows:

		(in millions)
	New debt—debt issuance costs current	$2
	Financing adjustments to other current assets	$2
	Repayment of Sprint debt—issuance costs write off	$(9)
	New debt—debt issuance costs	8
	Financing adjustments to other assets	$(1)
	Repayment of Sprint debt—elimination of accrued interest	$(28)
	Repayment of T-Mobile debt—elimination of accrued interest	(61)
	Financing adjustments to accounts payable and accrued liabilities	$(89)
	Repayment of Sprint debt—elimination of short-term debt	$(1,298)
	Repayment of Sprint debt—elimination of short-term (unamortized premium)	(2)
	New debt—short-term	19,030
	New debt—short-term (debt issuance costs)	(289)
	Financing adjustments to short-term debt	$17,441
	New debt—long-term	$3,970
	New debt—long-term (debt issuance costs)	(179)
	Repayment of Sprint debt—elimination of long-term debt	(9,388)
	Repayment of Sprint debt—elimination of long-term (debt issuance costs)	108
	Financing adjustments to long-term debt	$(5,489)
	Repayment of T-Mobile debt—elimination of long-term debt	$(8,000)
	Repayment of T-Mobile debt—elimination of long-term (unamortized premium)	(43)
	Financing adjustments to long-term debt to affiliates	$(8,043)

(d)
Reflects adjustments to accumulated deficit to record (i) a gain on extinguishment of T-Mobile debt of $43 million and (ii) a loss on the payment of prepayment penalties and the write-off of unamortized debt issuance costs in connection with Sprint Debt Repayments, totaling $123 million. Amounts related to the repayment of Sprint’s debt do not impact pro forma combined company accumulated deficit, as Sprint’s accumulated deficit is eliminated as part of acquisition accounting adjustments. See Note 5(n).

(e)
These adjustments reflect differences in accounting policies related to the recognition of certain contract assets by Sprint and T-Mobile associated with revenue recognition under ASC 606, thereby resulting in a reduction to Sprint’s contract assets to align to T-Mobile’s policy. The adjustments also reflect the write-off of certain contract assets as a result of purchase accounting.

(f)
Reflects adjustments to arrive at the estimated fair value, largely based on benchmarking analysis of other similar transactions, of the property and equipment, intangible assets and debt of Sprint. The fair value of property and equipment was estimated using a market participant assumption that a significant amount of Sprint’s assets will be decommissioned. The combination of T-Mobile’s and Sprint’s networks is expected to result in rationalization of Sprint’s property and equipment for reasons such as redundant cell site locations, abandonment of projects, and duplicative assets, which is viewed as consistent with the plans of market participants. For example, the carrying value of property and equipment at redundant cell site locations includes items such as site improvement costs which have a fair value that is estimated to be less than carrying value as these assets do not have an alternative use and are not expected to be used over their current remaining useful life. Goodwill represents the difference between the fair value of the estimated merger consideration and the fair value of the assets acquired and liabilities assumed in the BCA Transactions. The pro forma fair value adjustment for non-network internal use software, office equipment, leased devices and other is primarily driven by the fair value adjustment to leased devices.

	Property and Equipment Pro Forma Adjustment	Historical Carrying Value	Fair Value	Pro Forma Adjustment
			(in millions)
	Land	$101	$117	$16
	Network equipment, site costs and related software	9,798	5,256	(4,542)
	Buildings and improvements	208	300	92
	Non-network internal use software, office equipment, leased devices and other	7,494	4,894	(2,600)
	Construction in progress	2,727	1,903	(824)
	Pro forma adjustments to property and equipment			$(7,858)

				(in millions)
	Goodwill—elimination of historical			$(4,598)
	Goodwill—fair value			12,840
	Pro forma adjustments to goodwill			$8,242

				(in millions)
	Intangible assets—fair value of Spectrum licenses			$43,000
	Intangible assets—elimination of historical FCC licenses and other			$(41,492)
	Intangible assets—elimination of definite-lived intangible assets			$(918)
	Intangible assets—fair value of other intangible assets			$9,537
	Assumed Sprint Debt—fair value step-up—long-term			$2,630
	Assumed Sprint Debt—fair value step-up—short-term			$40

(g)	Reflects the elimination of Sprint’s costs to acquire a customer contract balance on Sprint’s historical balance sheet as a result of purchase accounting.
(h)
Reflects the fair value adjustment for Sprint’s short and long-term deferred revenue as a result of purchase accounting. Additionally, recognition of receivables billed in advance is adjusted to align with T-Mobile’s accounting policy.

(i)
Reflects a net increase in deferred tax assets of $2,378 million as a result of a reduction in Sprint’s valuation allowance, which is partially offset by a $64 million net decrease in deferred tax assets as a result of an increase in T-Mobile’s valuation allowance. The adjustment additionally reflects a $586 million net increase in deferred tax assets associated with the incremental differences between book and tax basis created from the preliminary purchase price allocation, which includes a $29 million net increase in deferred tax assets as a result of the elimination of T-Mobile historical interest for debt paid off and additional deductible accrued transaction costs. These components result in a net adjustment of $2,900 million. Deferred taxes on Sprint’s pre-tax pro forma adjustments were established based on an estimated blended federal and state statutory tax rate of 21.7%, net of tax effects on state valuation allowance. The estimated blended federal and state tax rate is not necessarily indicative of the effective tax rate of the combined company. Furthermore, as this adjustment will not have a continuing impact on the combined company, it has not been presented as an adjustment in the unaudited pro forma condensed combined statement of operations.

(j)
Reflects the elimination of Sprint’s deferred and prepaid rent balance on Sprint’s historical balance sheet as a result of purchase accounting. These balances relate to spectrum leases that are outside the scope of the new leasing standard. These contracts have not yet been evaluated to determine any off-market components that may give rise to an unfavorable or favorable intangible, and will be evaluated as part of acquisition accounting when additional information becomes available and is factually supportable.

(k)
Reflects the reclassification of the estimated fair value of the identified assets and liabilities of the Boost Assets in relation to the Divestiture Transaction, which meet the definition of held for sale, to assets held for sale and liabilities held for sale. The adjustment does not reflect certain agreements related to the Divestiture Transaction. The License Purchase Agreement to sell certain spectrum licenses held by Sprint is not adjusted for as this transaction is not anticipated to take place until 3 years after the close of the BCA Transactions. Furthermore, there is currently insufficient data to factually support any pro forma adjustments for entering into the Transition Services Agreement, Master Network Services Agreement, and the Option to Acquire Tower and Retail Assets at the close of the Divestiture Transaction.

			(in millions)
	Accounts receivable, net of allowances		$315
	Equipment installment plan receivables, net		98
	Inventory		225
	Goodwill		916
	Other intangible assets		400
	Equipment installment plan receivables due after one year		18
	Pro forma adjustment to assets held for sale		$1,972
	Accounts payable and accrued liabilities		$400
	Deferred revenue		172
	Pro forma adjustment to liabilities held for sale		$572

(l)
Reflects the adjustment to other current assets and other current liabilities for the estimated devices to be received and corresponding device buyback liability, respectively, for certain device sales to align with T-Mobile’s accounting policy.

(m)	Reflects the elimination of Sprint’s historical common stock, paid-in capital, and accumulated other comprehensive income. The adjustment to additional paid-in-capital is as follows:

		(in millions)
	Elimination of Sprint historical common stock	$(41)
	Elimination of Sprint historical accumulated other comprehensive income	$453
	Elimination of Sprint historical treasury stock	$9

		(in millions)
	Elimination of Sprint historical additional paid-in capital	$(28,402)
	Estimated value of T-Mobile common stock issued at close	31,572
	Estimated value of T—Mobile replacement equity awards attributable to precombination service	319
	Estimated value of contingent consideration	2,317
	Pro forma adjustments to additional paid-in capital	$5,806

(n)
Reflects the adjustment to (i) eliminate Sprint’s accumulated deficit after pro forma adjustments, (ii) T-Mobile’s accumulated deficit to record T-Mobile deferred taxes, and (iii) T-Mobile’s accumulated deficit to record transaction costs. The transaction costs primarily consist of fees for investment banking, legal, and accounting services. The adjustment for transaction costs is not reflected in the unaudited pro forma condensed combined statement of operations because it is a non-recurring item that is directly attributable to the BCA Transactions. The adjustment to accumulated deficit is as follows:

		(in millions)
	Elimination of Sprint Accumulated deficit after adjustments	$2,349
	Adjustment for T-Mobile deferred taxes to Accumulated deficit	(35)
	Adjustment for T-Mobile transaction costs to Accumulated deficit	(252)
	Pro forma adjustments to accumulated deficit	$2,062

(o)
T-Mobile funded certain deferred compensation plans concurrently with the closing of the BCA Transactions pursuant to the change in control clause as set forth in Sprint’s Rabbi Trust agreement. As such, this adjustment reflects the funding of certain deferred compensation obligations on Sprint’s historical balance sheet.

Note 6. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(a)
Reflects a reduction in revenues and costs due to the fair value adjustment of deferred revenues and costs recognized in the historical financial statements of Sprint. As a result, amortization associated with these items have been eliminated.

(b)
This adjustment represents the elimination of historical amortization related to certain contract assets written off as part of purchase accounting as they had no fair value. This adjustment is partially offset by the capitalization of incremental costs to acquire a contract upon adoption of ASC 340. As T-Mobile’s amortization period for these capitalized costs is generally shorter than Sprint’s amortization period, this adjustment reflects an acceleration of expenses associated with costs to acquire a contract.

For certain device sales to dealers, Sprint and T-Mobile provide a payment (reimbursement) for discounts subsequently passed on to an end customer. Sprint records an asset and recognizes these payments as a reduction of service revenue. T-Mobile views these payments as variable consideration in the sale of a device to its dealers and reduces equipment revenue at the point of sale to the dealer and this adjustment is made to conform with T-Mobile’s accounting policy.

In addition, Sprint generally does not impute interest on its equipment installment plan receivables in their direct channel under ASC 606, while T-Mobile does, resulting in a difference in application of ASC 606 reflected in this adjustment.

(c)
Reflects the adjustments to (i) reverse non-recurring transaction costs, which were recorded in T-Mobile and Sprint’s selling, general and administrative expenses, and (ii) reflect stock-based compensation expense for the post-combination portion of Sprint’s equity awards assumed by T-Mobile. This adjustment also reflects additional stock-based compensation expense for additional grants of performance-based restricted stock units to five T-Mobile executives in connection with the transactions contemplated by the Business Combination Agreement, of which the remaining unvested portion will vest subsequent to the closing of the BCA Transactions. The transaction costs reflected in the historical statements of operations and the adjustment to stock-based compensation expense are as follows:

		Pro Forma Year Ended December 31, 2019
		(in millions)
	Reversal of T-Mobile transaction costs	$(550)
	Reversal of Sprint transaction costs	(358)
	Adjustment to stock-based compensation expense from equity-based awards	1
	Adjustment for T-Mobile performance-based restricted stock unit awards expense	6
	Pro forma adjustments to selling, general and administrative expense	$(901)

(d)
Represents the adjustments to record (i) the elimination of historical depreciation expense and recognition of new depreciation expense based on the fair value of property and equipment and (ii) the elimination of historical amortization expense and recognition of new amortization expense related to the identifiable intangible assets calculated on a straight-line basis, except for customer relationships, which is calculated using the sum-of-the-years’ digits method. The amortization expense for customer relationships, which is not calculated on a straight-line basis, for the 5 years post-merger are $1,700 million for 2019, $1,511 million for 2020, $1,322 million for 2021, $1,133 million for 2022, and $994 million for 2023. The depreciation of property and equipment is based on the estimated remaining useful lives of the assets, and is calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized.

		Pro Forma Year Ended December 31, 2019
		(in millions)
	Reversal of Sprint’s historical property and equipment depreciation	$(8,549)
	Depreciation of purchased property and equipment assets	2,763
	Reversal of Sprint’s historical intangible asset amortization	(827)
	Amortization of purchased identifiable intangible assets	1,999
	Pro forma adjustments to depreciation and amortization	$(4,614)

(e)	Reflects the adjustment to interest expense to accrete the interest related to the fair value of Sprint’s debt assumed by T-Mobile.
(f)
Reflects the adjustments to (i) reverse interest expense associated with Sprint Debt Repayments, T-Mobile Debt Repayments, and T-Mobile Maturity Amendments, (ii) recognition of new interest expense associated with the new debt financing, and (iii) recognition of new interest expense associated with T-Mobile Maturity Amendments.

		Pro Forma Year Ended December 31, 2019
		(in millions)
	Elimination of historical interest expense related to repayment of T-Mobile’s debt and T-Mobile’s modified notes	$522
	Interest Expense related to T-Mobile’s modified notes	(156)
	Financing adjustments to interest expense to affiliates	$366
	Elimination of historical interest expense related to repayment of Sprint’s debt	$533
	Interest expense related to new debt financing	(1,431)
	Financing adjustments to interest expense	$(898)

A sensitivity analysis on interest expense for the year ended December 31, 2019 has been performed to assess the effect of a change of 1/8% of the hypothetical interest rate would have on interest expense. The interest rate assumed for purposes of preparing this pro forma financial information related to the new revolving credit facility and bridge credit agreement is approximately 2.62%. In addition, the interest rate assumed for term loan facility is 4.37%. These rates consist of three-month LIBOR as of a recent date, plus certain margins specified in the debt commitment papers entered into at the time of the Business Combination Agreement. The interest rates of new debt facilities used for pro forma financial information are preliminary and subject to change based on the market conditions and the flex provisions specified in the debt commitment papers. A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $29 million for the year ended December 31, 2019.

We intend to issue long-term debt, through one or more private offerings. The actual interest rate on the Notes will be based on market conditions at the time the Notes are issued, and may differ, perhaps substantially, from the rate applicable to the bridge credit agreement that was assumed for the purposes of the pro forma financial statement.

(g)	Reflects the elimination of the identified revenues and expenses of the Boost Assets.
(h)	Reflects the adjustment to equipment revenues and cost of equipment sales for device sales to align with T-Mobile’s revenue recognition policy.
(i)
A blended federal and state statutory tax rate of 21.7%, net of tax effects on the state valuation allowance, for the year ended December 31, 2019, has been assumed for the pro forma adjustments. Additionally, this adjustment accounts for certain deductible and non-deductible costs associated with the BCA Transactions. The blended tax rate is not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, cash needs, the geographical mix of income, and changes in tax law.

(j)
Represents the pro forma weighted average shares outstanding that have been calculated using the historical weighted average shares of T-Mobile common stock outstanding and the estimated additional T-Mobile equity awards issued in conjunction with the BCA Transactions, assuming those shares and awards were outstanding for the year ended December 31, 2019.

	Pro Forma Basic Weighted Average Shares	Pro Forma Year Ended December 31, 2019
	Historical T-Mobile weighted average shares outstanding—basic	854,143,751
	Shares of T-Mobile common stock issued to Sprint stockholders pursuant to the Business Combination Agreement and Letter Agreement	373,060,531
	Pro forma weighted average shares—basic	1,227,204,282

	Pro Forma Diluted Weighted Average Shares	Pro Forma Year Ended December 31, 2019
	Historical T-Mobile weighted average shares—diluted	863,433,511
	Shares of T-Mobile common stock issued to Sprint stockholders pursuant to the Business Combination Agreement and Letter Agreement	373,060,531
	Diluted impact of T-Mobile’s stock options and awards to replace Sprint’s stock options	701,629
	Diluted impact of T-Mobile’s RSUs to replace Sprint’s RSUs and PSUs	3,914,555
	Pro Forma weighted average shares—diluted	1,241,110,226

DESCRIPTION OF OTHER INDEBTEDNESS AND CERTAIN FINANCING TRANSACTIONS

Existing T-Mobile Unsecured Notes

T-Mobile USA’s senior unsecured notes set forth in the table below (collectively, the “Existing T-Mobile Unsecured Notes”) are currently outstanding. The Existing T-Mobile Unsecured Notes are T-Mobile USA’s unsecured obligations, are guaranteed on a senior unsecured basis by Parent and by all of T-Mobile USA’s wholly-owned domestic restricted subsidiaries, including Sprint and its operating company subsidiaries (other than, in each case, certain designated special purpose entities, a reinsurance subsidiary and immaterial subsidiaries) and are required be guaranteed by all of T-Mobile USA’s restricted subsidiaries that guarantee certain of T-Mobile USA’s indebtedness and any future subsidiary of Parent that directly or indirectly owns any of T-Mobile USA’s equity interests. T-Mobile USA may, at its option, redeem some or all of the Existing T-Mobile Unsecured Notes at any time on or after the dates set forth below under “Earliest Optional Redemption” at the redemption price set forth in the governing indenture, or prior to such dates at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date. In addition, prior to the dates set forth below under “Optional Redemption with Equity Proceeds,” T-Mobile USA may also redeem up to the percentage of the aggregate principal amount set forth in such column, at the redemption prices set forth in the governing indenture, with the net cash proceeds of certain sales of equity securities, including the sale of Parent’s common stock.

Series	Principal Amount as of December 31, 2019(1)	Issue Date	Interest Payment Dates	Maturity	Earliest Optional Redemption	Optional Redemption with Equity Proceeds
4.000% Senior Notes due 2022	$500,000,000	March 16, 2017	April 15 and October 15	April 15, 2022	March 16, 2022	Not applicable
4.000% Senior Notes due 2022-1 held by Deutsche Telekom	$1,000,000,000	April 27, 2017 ($500 million) April 28, 2017 ($500 million)	April 15 and October 15	April 15, 2022	March 16, 2022	Not applicable
6.000% Senior Notes due 2023	$1,300,000,000	September 4, 2014	March 1 and September 1	March 1, 2023	September 1, 2018	Not applicable
6.000% Senior Notes due 2024	$1,000,000,000	April 1, 2016	April 15 and October 15	April 15, 2024	April 15, 2019	Not applicable
6.500% Senior Notes due 2024	$1,000,000,000	November 21, 2013	January 15 and July 15	January 15, 2024	January 15, 2019	Not applicable
5.125% Senior Notes due 2025	$500,000,000	March 16, 2017	April 15 and October 15	April 15, 2025	April 15, 2020	Prior to April 15, 2020, up to 40%
5.125% Senior Notes due 2025-1 held by Deutsche Telekom	$1,250,000,000	April 28, 2017	April 15 and October 15	April 15, 2021(2)	April 15, 2020	Prior to April 15, 2020, up to 40%
6.375% Senior Notes due 2025	$1,700,000,000	September 4, 2014	March 1 and September 1	March 1, 2025	September 1, 2019	Not applicable
4.500% Senior Notes due 2026	$1,000,000,000	January 25, 2018	February 1 and August 1	February 1, 2026	February 1, 2021	Prior to February 1, 2021, up to 40%
4.500% Senior Notes due 2026-1 held by Deutsche Telekom	$1,000,000,000	April 30, 2018	February 1 and August 1	February 1, 2026	February 1, 2021	Prior to February 1, 2021, up to 40%
6.500% Senior Notes due 2026	$2,000,000,000	November 5, 2015	January 15 and July 15	January 15, 2026	January 15, 2021	Not applicable
5.375% Senior Notes due 2027	$500,000,000	March 16, 2017	April 15 and October 15	April 15, 2027	April 15, 2022	Prior to April 15, 2020, up to 40%
5.375% Senior Notes due 2027-1 held by Deutsche Telekom	$1,250,000,000	April 28, 2017 ($750 million) September 18, 2017 ($500 million)	April 15 and October 15	April 15, 2022(3)	April 15, 2022	Prior to April 15, 2020, up to 40%
4.750% Senior Notes due 2028	$1,500,000,000	January 25, 2018	February 1 and August 1	February 1, 2028	February 1, 2023	Prior to February 1, 2021, up to 40%
4.750% Senior Notes due 2028-1 held by Deutsche Telekom	$1,500,000,000	April 30, 2018	February 1 and August 1	February 1, 2028	February 1, 2023	Prior to February 1, 2021, up to 40%
TOTAL	$17,000,000,000

(1)
Does not include $2,000,000,000 of 5.300% Senior Notes due 2021 and $2,000,000,000 of 6.000% Senior Notes due 2024 held by Deutsche Telekom and outstanding as of December 31, 2019, which were repurchased on April 1, 2020 at par plus accrued and unpaid interest pursuant to the Financing Matters Agreement.

(2)	Gives effect to the amended maturity date specified in the Financing Matters Agreement.

Each series of Existing T-Mobile Unsecured Notes was issued pursuant to an indenture (the “Existing T-Mobile Unsecured Notes Indenture”), dated as of April 28, 2013, among T-Mobile USA, Parent, the other guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee. The Existing T-Mobile Unsecured Notes Indenture, as amended and supplemented with respect to the Existing T-Mobile Unsecured Notes, contains covenants and other terms, including covenants that, among other things, restrict the ability of T-Mobile USA and its restricted subsidiaries to incur more debt, pay dividends and make distributions, make certain investments, repurchase stock, create liens or other encumbrances, enter into transactions with affiliates, enter into agreements that restrict dividends or distributions from subsidiaries, and merge, consolidate or sell, or otherwise dispose of, substantially all of their assets. The Existing T-Mobile Unsecured Notes Indenture, as so amended and supplemented, also contains customary events of default. These covenants and events of default are subject to a number of important qualifications and exceptions including certain customary baskets, exceptions and incurrence-based ratio tests.

Existing Sprint Unsecured Notes

The Sprint Capital Corporation, Sprint Communications, Inc. and Sprint notes set forth in the table below (collectively, the “Existing Sprint Unsecured Notes”) are currently outstanding. The Existing Sprint Unsecured Notes are the applicable issuer’s unsecured obligations and are guaranteed on a senior unsecured basis (i) by Parent, T-Mobile USA and Sprint Communications, Inc., in the case of notes issued by Sprint, (ii) by Parent, T-Mobile USA and Sprint in the case of notes issued by Sprint Communications, Inc. and (iii) by Parent, T-Mobile USA, Sprint and Sprint Communications, Inc. in the case of notes issued by Sprint Capital Corporation. The issuer may, at its option, redeem some or all of the Existing Sprint Unsecured Notes at any time at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date.

Series	Principal Amount as of December 31, 2019(1)	Issue Date	Interest Payment Dates	Maturity
Sprint Capital Corporation notes

6.875% Senior Notes due 2028	$2,475,000,000	November 16, 1998	May 15 and November 15	November 15, 2028
8.750% Senior Notes due 2032	$2,000,000,000	March 14, 2002(2)	March 15 and September 15	March 15, 2032

Sprint Communications, Inc. notes

7.000% Senior Notes due 2020	$1,500,000,000	August 14, 2012	February 15 and August 15	August 15, 2020
11.500% Senior Notes due 2021	$1,000,000,000	November 9, 2011(2)	May 15 and November 15	November 15, 2021
6.000% Senior Notes due 2022	$2,280,000,000	November 14, 2012	May 15 and November 15	November 15, 2022

Sprint Corporation notes

7.250% Senior Notes due 2021	$2,250,000,000	September 11, 2013(2)	March 15 and September 15	September 15, 2021
7.875% Senior Notes due 2023	$4,250,000,000	September 11, 2013(2)	March 15 and September 15	September 15, 2023
7.125% Senior Notes due 2024	$2,500,000,000	December 12, 2013(2)	June 15 and December 15	June 15, 2024
7.625% Senior Notes due 2025	$1,500,000,000	February 24, 2015	February 15 and August 15	February 15, 2025
7.625% Senior Notes due 2026	$1,500,000,000	February 22, 2018	March 1 and September 1	March 1, 2026
TOTAL	$21,255,000,000

(1)
Does not include (i) $1,000,0000,000 aggregate principal amount of Sprint Communications, Inc. 7.000% Guaranteed Notes due 2020, which matured March 1, 2020 and the outstanding principal amount and all remaining unpaid interest in respect of which was paid on March 2, 2020 and (ii) $1,000,000,000 aggregate principal amount of Sprint 7.250% Guaranteed Notes due 2028 issued in February 2020, which were redeemed in connection with the BCA Transactions.

(2)
Refers to date of original issuance pursuant to an exemption from registration; registered notes having terms substantially identical in all material respects to the original notes, except that the exchange notes do not contain terms with respect to additional interest or transfer restrictions, were offered subsequently in an exchange offer.

As of December 31, 2019, excluding the two series of notes referenced in footnote (1) to the table above, the principal amount of outstanding Existing Sprint Unsecured Notes was $21,255,000,000. The 6.875% Senior Notes due 2028 and the 8.750% Senior Notes due 2032 were issued pursuant to an indenture, dated as of October 1, 1998 (the “1998 Sprint Indenture”), among Sprint Capital Corporation, Sprint and Bank of New York Mellon Trust Company, N.A., as successor to Bank One, N.A., as trustee. The 7.000% Senior Notes due 2020, the 11.500% Notes due 2021 and the 6.000% Senior Notes due 2022 were issued pursuant to an indenture, dated as of November 20, 2006 (the “2006 Sprint Indenture”), among Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York Trust Company, N.A., as trustee. The 7.250% Senior Notes due 2021, the 7.875% Senior Notes due 2023, the 7.125% Senior Notes due 2024, the 7.625% Senior Notes due 2025 and the 7.625% Senior Notes due 2026 were issued pursuant to an indenture, dated as of September 11, 2013 (the “2013 Sprint Indenture” and collectively with the 1998 Sprint Indenture and the 2006 Sprint Indenture, the “Existing Sprint Indentures”), among Sprint and The Bank of New York Mellon Trust Company, N.A., as trustee.

The Existing Sprint Indentures, as amended and supplemented with respect to the Existing Sprint Unsecured Notes, contain covenants and other terms, including covenants that, among other things, restrict the ability of Sprint and its restricted subsidiaries to create liens or other encumbrances, and merge, consolidate or sell, or otherwise dispose of, substantially all of their assets. The Existing Sprint Indentures, as so amended and supplemented, also contains customary events of default. These covenants and events of default are subject to a number of important qualifications and exceptions.

Existing Sprint Spectrum Note Facility

The notes set forth in the table below (the “Existing Sprint Spectrum-Backed Notes”) are currently outstanding under Sprint’s $7.0 billion securitization program (the “Sprint Spectrum Note Facility”) and were issued through a group of bankruptcy-remote special purpose entities (the “Existing Sprint Spectrum Note Entities”) formed for such transaction, each of which are wholly-owned by T-Mobile and non-guarantor “Restricted Subsidiaries” under the indentures governing the Notes, the Existing T-Mobile Unsecured Notes, the Credit Agreement and the Bridge Credit Agreement.

The Existing Sprint Spectrum-Backed Notes are secured primarily by a separate pool of 2.5 GHz and 1.9 GHz spectrum which has been pledged to secure indebtedness available under the Sprint Spectrum Note Facility (the “Sprint Spectrum Portfolio”). Although the Sprint Spectrum Portfolio is excluded from the collateral, the Indenture will deem any outstanding Existing Sprint Spectrum-Backed Notes as indebtedness ranking pari passu with the Notes for purposes of calculating the consolidated first lien secured leverage ratio.

Additional credit enhancement includes a letter of credit supporting an 18-month interest and expense reserve and a pledge of the secured payment obligations under the Existing Sprint Spectrum Lease.

The Sprint Spectrum Note Facility currently allows for the incurrence of up to $7.0 billion of indebtedness. However, the size of the Sprint Spectrum Note Facility may be increased, subject to the applicable covenants and limitations in the documentation governing the combined company’s indebtedness outstanding from time to time.

The Existing Sprint Spectrum-Backed Notes are initially paid with interest-only payments, followed by amortizing quarterly principal payments, over the periods specified in the table below. The issuers may optionally prepay the outstanding principal amount of all or any tranche of the Sprint Spectrum-Backed Notes in whole on any business day or in part on any payment date, without any obligation to prepay the Existing Sprint Spectrum-Backed Notes of another series or tranche proportionately or otherwise, at a price equal to 100% of the aggregate principal amount of the Existing Sprint Spectrum-Backed Notes prepaid plus accrued and unpaid interest, if any, to the applicable prepayment date, plus, in the case of any such optional prepayment at any time before the date that is one year prior to the anticipated repayment date set forth in the table below, a specified “make-whole” prepayment premium.

Tranche	Principal Amount as of December 31, 2019	Payment Dates	Interest- Only Payments	Amortizing Principal Payments	Anticipated Repayment Date
Series 2016-1 3.360% Senior Secured Notes, Class A-1	$1,531,250,000	March 20, June 20, September 20 and December 20	December 2016 through September 2017	December 2017 through September 2021	September 20, 2021
Series 2018-1 4.738% Senior Secured Notes, Class A-1	$2,100,000,000	March 20, June 20, September 20 and December 20	June 2018 through March 2021	June 2021 through March 2025	March 20, 2025
Series 2018-1 5.152% Senior Secured Notes, Class A-2	$1,837,500,000	March 20, June 20, September 20 and December 20	June 2018 through March 2023	June 2023 through March 2028	March 20, 2028

Sprint Communications, Inc. leases the Sprint Spectrum Portfolio from the Existing Sprint Spectrum Note Entities and these lease payments are used to service the indebtedness under the Sprint Spectrum-Backed Notes (the “Existing Sprint Spectrum Lease”). The payment obligations under the Existing Sprint Spectrum Lease, which has been pledged to the holders of the Existing Sprint Spectrum-Backed Notes as additional collateral, are secured by a shared first lien on the collateral that secures the Notes that is capped at $3.5 billion.

Each Existing Sprint Spectrum Note Entity is a separate legal entity with its own separate creditors that would be entitled, prior to and upon the liquidation of the Existing Sprint Spectrum Note Entity, to be satisfied out of the Existing Sprint Spectrum Note Entity’s assets prior to any assets of the Existing Sprint Spectrum Note Entity becoming available to its parent entities (including T-Mobile). Accordingly, the assets of the Existing Sprint Spectrum Note Entities would not be available to satisfy the debts and other obligations owed to other creditors of T-Mobile until the obligations of the Existing Sprint Spectrum Note Entities (including under the Existing Sprint Spectrum-Backed Notes) are paid in full.

As the Existing Sprint Spectrum Note Entities are wholly-owned subsidiaries of T-Mobile, these entities will be consolidated and all intercompany activity will be eliminated for accounting purposes.

Credit Agreement

On April 1, 2020, T-Mobile USA entered into a Credit Agreement (the “Credit Agreement”) by and among T-Mobile USA, as borrower, Deutsche Bank AG New York Branch (“DB”), as administrative agent, and the lenders and other financial institutions party thereto, providing for a $4.0 billion term loan facility (the “Term Loan Facility”) and a $4.0 billion revolving credit facility (the “Revolving Credit Facility”).

The loans under the Term Loan Facility mature on April 1, 2027. The loans under the Term Loan Facility are payable in quarterly installments of 0.25% of the sum of the aggregate amount of the term loans outstanding thereunder on the Closing Date, with the remaining balance due at maturity, except as otherwise extended or replaced. The loans under the Term Loan Facility may be prepaid by T-Mobile USA at any time without penalty or premium, subject to customary LIBOR breakage provisions and a soft call prepayment premium of 1.00% of the outstanding principal amount of the loans under the Term Loan Facility payable upon the refinancings of certain loans by T-Mobile USA with lower priced debt prior to October 1, 2020, subject to customary exclusions.

Commitments under the Revolving Credit Facility will mature on April 1, 2025, except as otherwise extended or replaced. T-Mobile USA may repay amounts borrowed and/or terminate the commitments under the Revolving Credit Facility (in whole or part) at any time without premium or penalty.

The rates of interest on amounts borrowed under the Term Loan Facility are based on, at T-Mobile USA’s option, either LIBOR (subject to a 0% LIBOR floor) plus a margin of 3.00% or an alternate base rate plus a margin of 2.00%, and amounts borrowed under the Revolving Credit Facility are based on, at T-Mobile USA’s option, either LIBOR (subject to a 0% LIBOR floor) plus a margin of 1.25% or an alternate base rate plus a margin of 0.25%, with the margins subject to reduction to 1.00% and 0.00%, respectively, if the Company’s Total First Lien Net Leverage Ratio (as defined in the Credit Agreement) is less than or equal to 0.75 to 1.00. The alternate base rate is the highest of (i) the prime rate of the administrative agent, (ii) the federal funds effective rate plus 0.50% and (iii) one-month adjusted LIBOR plus 1.00%. In the event that LIBOR becomes unascertainable, is no longer made available or a public announcement has been made that it will no longer be available or syndicated loans are being executed or amended to incorporate or adopt a new benchmark to replace LIBOR, then T-Mobile USA and the administrative agent are permitted to amend the Credit Agreement to replace LIBOR with an alternative benchmark rate.

The commitment fee for the Revolving Credit Facility is 0.375% per annum, subject to reduction to 0.25% if the Company’s Total First Lien Net Leverage Ratio is less than or equal to 0.75 to 1.00 and an increase to 0.50% if the Company’s Total First Lien Net Leverage Ratio is greater than 1.25 to 1.00, in each case determined on a Pro Forma Basis (as defined in the Credit Agreement) as of the last day of the most recently ended Test Period (as defined in the Credit Agreement).

T-Mobile USA’s obligations under the Credit Agreement are guaranteed by Parent and by all of T-Mobile USA’s wholly-owned domestic restricted subsidiaries (other than certain excluded subsidiaries including certain designated special purpose finance vehicle entities, insurance subsidiaries and immaterial subsidiaries), all of Parent’s subsidiaries that guarantee certain of T-Mobile USA’s indebtedness, and any subsidiary of Parent that directly or indirectly owns any of T-Mobile USA’s equity interests. In addition, T-Mobile USA’s obligations under the Credit Agreement and the guarantee obligations of the guarantors are supported by a first priority pledge (subject to permitted liens under the Credit Agreement) in substantially all of the tangible and intangible personal property assets of T-Mobile USA and the guarantors (other than the unsecured guarantors), in each case subject to certain exceptions as set forth in the Credit Agreement, the Collateral Agreement, dated as of April 1, 2020 (the “Collateral Agreement”), by and among T-Mobile USA, Parent and the other grantors party thereto in favor of Deutsche Bank Trust Company Americas, as collateral trustee, and related documentation.

The Term Loan Facility requires T-Mobile USA to prepay outstanding term loans with (i) beginning with the fiscal year ending December 31, 2021, a variable percentage of excess cash flow, ranging from 50% to 0% depending on T-Mobile USA’s Total First Lien Net Leverage Ratio from time to time, (ii) a variable percentage, ranging from 100% to 50% depending on T-Mobile USA’s Total First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, of the net cash proceeds in excess of (on an aggregate basis) $250.0 million of certain asset sales by T-Mobile USA or any of its restricted subsidiaries (subject to certain reinvestment rights), and (iii) 100% of T-Mobile USA’s and its restricted subsidiaries’ net cash proceeds from issuances, offerings or placements of debt obligations not permitted under the Credit Agreement, in each case subject to certain exceptions set forth in the Credit Agreement and related documentation.

The Credit Agreement contains certain limitations on T-Mobile USA and its restricted subsidiaries with respect to dividends and other distributions, restrictions on investments, indebtedness and guarantees, sales of certain assets, affiliate transactions, liens, business activities and consolidations and mergers.

The Credit Agreement provides that T-Mobile USA has the right at any time to request incremental term loans or incremental revolving credit commitments (or incremental equivalent debt) up to the greater of the sum of (a) the greater of (x) $11.0 billion and (y) 50% of Consolidated Cash Flow (as defined in the Credit Agreement) determined on a Pro Forma Basis for the most recently ended Test Period plus (b) the amount of all voluntary prepayments, cash amounts actually paid in connection with below-par term loan buybacks (to the extent such term loans are cancelled) and undrawn commitment reductions of term loans, revolving credit loans, incremental term loans, incremental revolving credit loans and incremental equivalent debt (in each case (A) with respect to revolving credit loans, to the extent accompanied by a permanent reduction in such revolving credit commitments and (B) to the extent not funded with the proceeds of debt constituting “long-term debt” (other than debt in respect of any revolving credit facility)) plus (c) such other amount so long as such amount at such time could be incurred without causing T-Mobile USA’s pro forma Total First Lien Net Leverage Ratio to exceed 2.0 to 1.0 in the case of incremental loans or commitments that are first lien obligations, Total Secured Net Leverage Ratio (as defined in the Credit Agreement) to exceed 2.5 to 1.0 in the case of incremental loans or commitments that are junior lien obligations, Total Net Leverage Ratio (as defined in the Credit Agreement) to exceed 6.0 to 1.0 in the case of incremental loans or commitments that are unsecured indebtedness or, in the case of incremental term loans incurred in connection with a permitted acquisition or other investment, the Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable, immediately prior to such permitted acquisition or other investment. The lenders are not under any obligation to provide any such incremental commitments or loans.

The Revolving Credit Facility contains a financial maintenance covenant, requiring T-Mobile USA to maintain a Total First Lien Net Leverage Ratio of 3.30 to 1.00 or less at each fiscal quarter end beginning with the fiscal quarter ending September 30, 2020.

Under the Credit Agreement, a Change of Control (as defined in the Credit Agreement) that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of T-Mobile USA’s corporate rating within a certain period by at least two out of three of Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), Moody’s Investors Services, Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”), where our corporate rating on any day during such period is below the rating by each such rating agency in effect immediately preceding the change of control shall constitute an event of default; provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant rating agency announces publicly or confirms in writing during such period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such change of control; provided, further, that, notwithstanding the foregoing, no event of default shall occur under the Credit Agreement if at the time of the applicable downgrade, our corporate rating by at least two out of three of S&P, Moody’s and Fitch is investment grade. If such a change of control accompanied by a downgrade or withdrawal were to occur, we may not have sufficient funds to pay the amounts owing under our Credit Agreement and may be required to obtain third-party financing in order to do so. However, we may not be able to obtain such financing on commercially reasonable terms, or at all.

The Credit Agreement contains customary events of default, including, without limitation, payment defaults, covenant defaults, breaches of certain representations and warranties, cross defaults to certain material indebtedness, certain events of bankruptcy and insolvency, material judgments, a change of control coupled with a ratings downgrade, certain ERISA events and the invalidity of security documents and guarantees. If an event of default occurs and is not cured within any applicable grace period or is not waived, the administrative agent and the lenders will be entitled to take various actions, including, without limitation, the acceleration of amounts due thereunder.

Bridge Term Loan Credit Agreement

On the Closing Date, T-Mobile USA entered into a Bridge Term Loan Credit Agreement (the “Bridge Credit Agreement”) by and among T-Mobile USA, as borrower, Goldman Sachs Bank USA, as administrative agent, and the lenders and other financial institutions party thereto, providing for a $19.0 billion term loan facility.

The loans under the Bridge Credit Agreement, which were drawn on the Closing Date, mature 364 days following the Closing Date, which date of maturity may be extended by T-Mobile USA up to two times for an additional period of 182 days per extension, in each case subject to an extension fee of 0.25% of the aggregate principal amount of the loans outstanding on the date of such extension. The loans under the Bridge Credit Agreement are due at maturity (subject to extension as described in the preceding sentence). The loans under the Bridge Credit Agreement may be prepaid by T-Mobile USA at any time without penalty or premium, subject to customary LIBOR breakage provisions.

The rates of interest on amounts borrowed under the Bridge Credit Agreement are based on, at T-Mobile USA’s option, either LIBOR (subject to a 0% LIBOR floor) plus a margin of 1.25% or an alternate base rate, plus a margin of 0.25%, in each case, increasing by (a) 0.25% on the date falling on the last day of the three-month period following the Closing Date and (b) an additional 0.25% on the last day of the three-month period thereafter. The alternate base rate is the highest of (i) the prime rate of the administrative agent, (ii) the federal funds effective rate plus 0.50% and (iii) one-month adjusted LIBOR plus 1.00%. In the event that LIBOR becomes unascertainable, is no longer made available or a public announcement has been made that it will no longer be available or syndicated loans are being executed or amended to incorporate or adopt a new benchmark to replace LIBOR, then T-Mobile USA and the administrative agent are permitted to amend the Credit Agreement to replace LIBOR with an alternative benchmark rate.
The Bridge Credit Agreement is subject to a duration fee on the aggregate principal amount of the loans then outstanding of (i) 0.50% payable on each of the 90th, 180th, 270th and 364th day after the Closing Date, and (ii) 0.75% payable on each of the 454th, 544th and 634th day after the Closing Date.

T-Mobile USA’s obligations under the Bridge Credit Agreement are guaranteed by Parent and by all of T-Mobile USA’s wholly-owned domestic restricted subsidiaries (other than certain excluded subsidiaries including certain designated special purpose finance vehicle entities, insurance subsidiaries and immaterial subsidiaries), all of Parent’s subsidiaries that guarantee certain of T-Mobile USA’s indebtedness, and any subsidiary of Parent that directly or indirectly owns any of T-Mobile USA’s equity interests. In addition, T-Mobile USA’s obligations under the Bridge Credit Agreement and the guarantee obligations of the guarantors are supported by a first priority pledge (subject to permitted liens under the Bridge Credit Agreement) in substantially all of the tangible and intangible personal property assets of T-Mobile USA and the guarantors (other than the unsecured guarantors), in each case subject to certain exceptions as set forth in the Bridge Credit Agreement, the Collateral Agreement and related documentation.

The Bridge Credit Agreement requires T-Mobile USA to prepay outstanding term loans with (i) 100% of the net cash proceeds of certain asset sales by T-Mobile USA or any of its restricted subsidiaries and (ii) 100% of the net cash proceeds of certain issuances, offerings or placements of debt obligations by T-Mobile USA or any of its restricted subsidiaries, in each case subject to an aggregate threshold of $1.0 billion and certain other exceptions set forth in the Bridge Credit Agreement and related documentation.

The Bridge Credit Agreement contains certain limitations on T-Mobile USA and its restricted subsidiaries with respect to liens and consolidations and mergers.

Under the Bridge Credit Agreement, a Change of Control (as defined in the Bridge Credit Agreement) that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of T-Mobile USA’s corporate rating within a certain period by both Moody’s and S&P, where our corporate rating on any day during such period is below the rating by each of Moody’s and S&P in effect immediately preceding the change of control shall constitute an event of default; provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant rating agency announces publicly or confirms in writing during such period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such change of control; provided, further, that, notwithstanding the foregoing, no event of default shall occur under the Bridge Credit Agreement if at the time of the applicable downgrade, our corporate rating by either Moody’s or S&P is investment grade. If such a change of control accompanied by a downgrade or withdrawal were to occur, we may not have sufficient funds to pay the amounts owing under the Bridge Credit Agreement and may be required to obtain third-party financing in order to do so. However, we may not be able to obtain such financing on commercially reasonable terms, or at all.

The Bridge Credit Agreement contains customary events of default, including, without limitation, payment defaults, covenant defaults, breaches of certain representations and warranties, cross payment defaults and cross accelerations to certain material indebtedness, certain events of bankruptcy and insolvency, material judgments, a change of control coupled with a ratings downgrade, certain ERISA events and the invalidity of security documents and guarantees.

Existing T-Mobile Tower Transactions

In 2012, T-Mobile conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 7,100 T-Mobile-owned wireless communication tower sites (“CCI Tower Sites”) in exchange for net proceeds of $2.5 billion (“2012 Tower Transaction”). Rights to approximately 6,200 of the tower sites were transferred to CCI via a Master Prepaid Lease with site lease terms ranging from 23 to 37 years (“CCI Lease Sites”), while the remaining tower sites were sold to CCI (“CCI Sales Sites”). CCI has fixed-price purchase options for these towers totaling approximately $2.0 billion, based on the estimated fair market value at the end of the lease term. T-Mobile leases back space at certain tower sites for an initial term of ten years, followed by optional renewals at customary terms.

In 2015, T-Mobile conveyed to Phoenix Tower International (“PTI”) the exclusive right to manage and operate certain T-Mobile-owned wireless communication tower sites (“PTI Sales Sites”) in exchange for net proceeds of approximately $140 million (“2015 Tower Transaction”). In December 2019, T-Mobile sold 168 T-Mobile-owned wireless communications tower sites to an unrelated third party in exchange for net proceeds of $38 million and recognized a gain of $13 million (“2019 Tower Transaction and together with the 2012 Tower Transaction and the 2015 Tower Transaction, the “Existing T-Mobile Tower Transactions”). As of December 31, 2019, rights to approximately 150 of the tower sites remain operated by PTI under a management agreement. T-Mobile leases back space at certain tower sites for an initial term of ten years, followed by optional renewals at customary terms.

T-Mobile recorded long-term financial obligations in the amount of the net proceeds received and recognized interest on the obligations relating to the 2012 Tower Transaction and the 2015 Tower Transactions, respectively, (the “Tower Obligations”) at a rate of approximately 8% for the 2012 Tower Transaction and 5% for the 2015 Tower Transaction using the effective interest method.

Upon adoption of the new leasing standard T-Mobile was required to reassess the previously failed sale-leasebacks and determine whether the transfer of the assets to the tower operator under the arrangement met the transfer of control criteria in the revenue standard and whether a sale should be recognized. T-Mobile concluded that a sale has not occurred for the CCI Lease Sites and these sites continue to be accounted for as a failed sale-leaseback. T-Mobile concluded that a sale had occurred for the CCI Sales Sites and the PTI Sales Sites and therefore T-Mobile derecognized its existing long-term financial obligation and the tower-related property and equipment associated with these sites as part of the cumulative effect adjustment on January 1, 2019. As of December 31, 2019, T-Mobile had approximately $2,236 million in Tower Obligations.

Off-Balance Sheet Arrangements

T-Mobile has factoring arrangements, as amended from time to time, to sell certain Equipment Installment Plan (“EIP”) accounts receivable and service accounts receivable on a revolving basis as a source of additional liquidity. In 2015, T-Mobile entered into the EIP sale arrangement, which is a revolving facility and currently has a maximum funding commitment of $1.3 billion and expires November 2020. As of December 31, 2019, the EIP sale arrangement provided funding of $1.3 billion. In 2014, T-Mobile entered into the service accounts receivable arrangement which is also a revolving facility and currently has a maximum funding commitment of $950 million and expires March 2021. As of December 31, 2019, the service accounts receivable arrangement provided funding of $924 million. As of December 31, 2019, T-Mobile derecognized net receivables of $2.6 billion upon sale through these arrangements. These arrangements are not reflected on Parent’s consolidated balance sheet.